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AGREEMENT AND PLAN OF REORGANIZATION

BY AND AMONG

THE TITAN CORPORATION,
T T ACQUISITION CORP.
AND
BTG, INC.

Dated as of September 19, 2001

i

3.12	LEGAL PROCEEDINGS; ORDERS	25
3.13	FINANCIAL ADVISOR	25
3.14	GOVERNMENT CONTRACTS AND OTHER COMMITMENTS	25
3.15	PARENT STOCKHOLDER APPROVAL	26
3.16	TAX MATTERS	26
3.17	DISCLOSURE	26
SECTION 4.	CERTAIN COVENANTS OF THE COMPANY AND PARENT	26
4.1	ACCESS AND INVESTIGATION	26
4.2	OPERATION OF THE COMPANY'S BUSINESS	27
4.3	NO SOLICITATION BY THE COMPANY	30
SECTION 5.	ADDITIONAL COVENANTS OF THE PARTIES	32
5.1	REGISTRATION STATEMENT AND PROXY STATEMENT FOR SHAREHOLDER APPROVAL	32
5.2	COMPANY SHAREHOLDERS' MEETING	32
5.3	REGULATORY APPROVALS	33
5.4	ASSUMPTION OF STOCK OPTIONS	34
5.5	EMPLOYEE BENEFITS	34
5.6	INDEMNIFICATION OF OFFICERS AND DIRECTORS	35
5.7	ADDITIONAL AGREEMENTS	35
5.8	PUBLIC DISCLOSURE	36
5.9	TAX MATTERS	36
5.10	RESIGNATION OF DIRECTORS	36
5.11	LISTING	36
5.12	TAKEOVER LAWS; ADVICE OF CHANGES	36
5.13	FORM S-8; SECTION 16	37
5.14	AFFILIATES	37
5.15	RIGHTS AGREEMENT; LITIGATION	37
SECTION 6.	CONDITIONS TO THE MERGER	37
6.1	CONDITIONS TO EACH PARTY'S OBLIGATION	37
6.2	ADDITIONAL CONDITIONS TO PARENT'S AND MERGER SUB'S OBLIGATIONS	38
6.3	ADDITIONAL CONDITIONS TO THE COMPANY'S OBLIGATIONS	38
SECTION 7.	TERMINATION	38
7.1	TERMINATION	38
7.2	EFFECT OF TERMINATION	39
7.3	EXPENSES; TERMINATION FEES	39
SECTION 8.	MISCELLANEOUS PROVISIONS	41
8.1	AMENDMENT	41
8.2	WAIVER	41
8.3	NO SURVIVAL OF REPRESENTATIONS AND WARRANTIES	41
8.4	ENTIRE AGREEMENT; COUNTERPARTS	41
8.5	APPLICABLE LAW; JURISDICTION	41
8.6	ATTORNEYS' FEES	42
8.7	ASSIGNABILITY; THIRD PARTY BENEFICIARIES	42
8.8	NOTICES	42
8.9	COOPERATION	43
8.10	CONSTRUCTION	43

ii

AGREEMENT AND PLAN OF REORGANIZATION

    THIS AGREEMENT AND PLAN OF REORGANIZATION (this "Agreement") is made and entered into on September 19, 2001, by and among THE TITAN CORPORATION, a Delaware corporation ("Parent"), T T ACQUISITION CORP., a Virginia corporation and a wholly owned subsidiary of Parent ("Merger Sub"), and BTG, INC., a Virginia corporation (the "Company"). Certain capitalized terms used in this Agreement are defined in Exhibit A.

RECITALS

    WHEREAS, Parent, Merger Sub and the Company intend to effect a merger (the "Merger") of Merger Sub into the Company in accordance with this Agreement, the Plan of Merger attached hereto in the form of Exhibit B and the Virginia Stock Corporation Act (the "VSCA"). Upon consummation of the Merger, Merger Sub will cease to exist, and the Company will become a wholly owned subsidiary of Parent;

    WHEREAS, it is intended that the Merger shall qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code");

    WHEREAS, the Board of Directors of the Company (i) has determined that the Merger is in the best interests of the Company, (ii) has approved and adopted this Agreement, the Plan of Merger, the Merger and the other transactions contemplated by this Agreement, and (iii) has determined to recommend that the shareholders of the Company adopt and approve this Agreement and the Plan of Merger; and

    WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition and inducement to Parent and Merger Sub to enter into this Agreement, Parent and certain shareholders of the Company (collectively, the "Shareholders") are entering into a Voting Agreement in the form of Exhibit C (the "Voting Agreement") pursuant to which the Shareholders have agreed to vote all of their shares of Company Common Stock in favor of the adoption and approval of this Agreement and the Plan of Merger and to take certain other actions in connection with the transactions contemplated hereby.

AGREEMENT

    The parties to this Agreement, intending to be legally bound, agree as follows:

SECTION 1. THE MERGER

    1.1  MERGER OF MERGER SUB INTO THE COMPANY.

    Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in Section 1.3), Merger Sub shall be merged with and into the Company, and the separate existence of Merger Sub shall cease. The Company will continue as the surviving corporation in the Merger (the "Surviving Corporation") and will be a wholly owned subsidiary of Parent.

    1.2  EFFECT OF THE MERGER.

    The Merger shall have the effects set forth in the Plan of Merger and in the applicable provisions of the VSCA.

    1.3  CLOSING; EFFECTIVE TIME.

    The consummation of the Merger (the "Closing") shall take place at the offices of Hogan & Hartson L.L.P., 8300 Greensboro Drive, McLean, Virginia 22102, at 10:00 a.m. on a date to be designated by Parent (the "Closing Date"), which date shall be no later than the third business day after the last to be satisfied or waived of the conditions set forth in Section 6 shall have been so satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions). Subject to the provisions of this Agreement, articles of merger in such form as is required by, and executed in accordance with, the relevant portions of the VSCA, together with such other documents as may be required by the relevant provisions of the VSCA (the "Articles of Merger") shall be duly executed on behalf of the Company and simultaneously with the Closing delivered to the State Corporation Commission of the Commonwealth of Virginia for filing. The Merger shall become effective upon the date and time of the filing of the Articles of Merger with the State Corporation Commission of the Commonwealth of Virginia or such other date and time as may be mutually agreed upon by Parent and the Company and set forth in the Articles of Merger (the "Effective Time").

    1.4  ARTICLES OF INCORPORATION AND BYLAWS.

    Unless otherwise determined by Parent prior to the Effective Time:

      (a) At the Effective Time, the Surviving Corporation shall have the articles of incorporation and bylaws set forth in or as determined in accordance with the Plan of Merger.

      (b) The directors and officers of the Surviving Corporation immediately after the Effective Time shall be the respective individuals who are directors and officers of Merger Sub immediately prior to the Effective Time.

    1.5  CONVERSION OF SHARES IN THE MERGER.

      (a) At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any shareholder of the Company:

        (i)  subject to Sections 1.5(b), 1.5(c) and 1.5(d), each share of Company Common Stock then issued and outstanding, other than Excluded Shares, if any, shall be converted into and shall be cancelled in exchange for the right to receive (A) that number of shares of Parent Common Stock equal to the Exchange Ratio multiplied by 0.81, plus (B) cash in the amount of the Exchange Ratio multiplied by 0.19 multiplied by the Average Parent Trading Price, plus (C) any cash in lieu of fractional shares of Parent Common Stock as set forth in Section 1.5(c) (collectively, the "Merger Consideration"); provided, however, that in the event that the value of the cash and any consideration other than Parent Common Stock received or deemed to be received from Parent by holders of Company Common Stock pursuant to this Agreement exceeds twenty percent (20%) of the total value of (1) the Merger Consideration plus (2) any other consideration received or deemed to be received from Parent by holders of Company Common Stock (with the value (the "Tax Value") of each share of Parent Common Stock being equal to the closing sales price of shares of Parent Common Stock on the NYSE Composite Transaction Tape (as reported in The Wall Street Journal, or, if not reported therein, any other authoritative source) determined as of the end of the most recent trading day prior to the Effective Time), then the sum of (x) the amount of cash payable pursuant to clauses (B) and (C) hereof and (y) the value of any other consideration other than Parent Common Stock received or deemed to be received from Parent by holders of Company Common Stock shall be reduced to an amount equal to nineteen percent (19%) of the Value of the Merger Consideration and the number of whole shares of Parent Common Stock issuable pursuant to clause (A) hereof shall be increased to an amount having a value (which value shall equal the sum of the Tax Values of such whole shares of Parent Common Stock) equal to eighty-one percent (81%) of the Value of the Merger Consideration;

      For purposes of this Agreement:

      The term "Exchange Ratio" shall be determined as follows:

  (1)
  if the Average Parent Trading Price is greater than $17.74, the Exchange Ratio shall be the decimal (to the fifth decimal place) computed by dividing 13.35 by the Average Parent Trading Price;

  (2)
  if the Average Parent Trading Price is less than or equal to $17.74 and greater than or equal to $16.15, the Exchange Ratio shall be 0.75211; and

  (3)
  if the Average Parent Trading Price is less than $16.15, the Exchange Ratio shall be the decimal (to the fifth decimal place) computed by dividing 12.15 by the Average Parent Trading Price.

    The "Average Parent Trading Price" shall mean the average closing sales price on the New York Stock Exchange, Inc. (the "NYSE") Composite Transaction Tape (as reported in The Wall Street Journal, or, if not reported therein, any other authoritative source) of shares of Parent Common Stock for the fifteen (15) trading-day period ending on the fifth trading day prior to the Company Shareholders' Meeting.

    The "Value of the Merger Consideration" shall mean the amount equal to the sum of (i) the number of shares of Parent Common Stock issuable pursuant to Section 1.5(a)(i)(A) (before taking into account any increase in the number of shares to be issued pursuant to the proviso in Section 1.5(a)(i)) multiplied by the Tax Value and (ii) the amount of cash payable pursuant to Sections 1.5(a)(i)(B) and 1.5(a)(i)(C) (before taking into account any decrease in the amount of cash payable pursuant to the proviso in Section 1.5(a)(i) ) and (iii) the value of any other consideration, other than that described in clauses (i) and (ii), received or deemed to be received from Parent by holders of Company Common Stock.

        (ii) each share of the common stock, $0.01 par value per share, of Merger Sub then outstanding shall be converted into one share of common stock of the Surviving Corporation; and

        (iii) any and all Excluded Shares shall be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

      (b) If, between the date of this Agreement and the Effective Time, the outstanding shares of Company Common Stock or Parent Common Stock are changed into a different number or class of shares by reason of any stock split, stock dividend, reverse stock split, reclassification, recapitalization or other similar transaction, then the Exchange Ratio shall be appropriately adjusted to the extent the record date for any such event is between the date of this Agreement and the Effective Time.

      (c) No fractional shares of Parent Common Stock shall be issued in connection with the Merger, and no certificates or scrip for any such fractional shares shall be issued. Any holder of Company Common Stock who would otherwise be entitled to receive a fraction of a share of Parent Common Stock in the Merger (after aggregating all fractional shares of Parent Common Stock issuable to such holder) shall, in lieu of such fraction of a share and upon surrender of such holder's Company Stock Certificate(s) (as defined in Section 1.6), be paid in cash the dollar amount (rounded to the nearest whole cent), without interest equal to the product obtained by multiplying (A) that fraction of a share of Parent Common Stock to which such shareholder is entitled (after aggregating all fractional shares of Parent Common Stock issuable to such holder) by (B) the closing sales price of one (1) share of Parent Common Stock as reported on the NYSE Composite Transaction Tape (as reported in the Wall Street Journal or, if not reported therein, any other authoritative source) on the trading day immediately preceding the Closing Date.

      (d) Any holder of Company Common Stock who would otherwise be entitled to receive a fraction of a cent in the Merger (after aggregating all fractions of a cent payable to such holder) shall, in lieu of such fraction of a cent and upon surrender of such holder's Company Stock Certificates (as defined in Section 1.6), be paid in cash the dollar amount obtained by rounding such fraction of a cent up or down to the nearest cent, without interest.

    1.6  CLOSING OF THE COMPANY'S TRANSFER BOOKS.

    At the Effective Time: (a) all shares of Company Common Stock ("Shares") outstanding immediately prior to the Effective Time shall automatically be canceled and retired and shall cease to exist, and all holders of certificates representing Shares that were outstanding immediately prior to the Effective Time shall cease to have any rights as shareholders of the Company; and (b) the stock transfer books of the Company shall be closed with respect to all Shares outstanding immediately prior to the Effective Time. No further transfer of any such Shares shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, a valid certificate previously representing any Shares (a "Company Stock Certificate") is presented to the Exchange Agent (as defined in Section 1.7) or to the Surviving Corporation or Parent, such Company Stock Certificate shall be canceled and shall be exchanged as provided in Section 1.7.

    1.7  EXCHANGE OF CERTIFICATES.

      (a) Prior to the Closing Date, Parent shall select a reputable bank or trust company to act as exchange agent in the Merger (the "Exchange Agent"). Within one (1) business day after the Effective Time, Parent shall deposit with the Exchange Agent, for the benefit of the holders of Shares, (i) certificates representing the shares of Parent Common Stock issuable pursuant to this Section 1, (ii) cash representing the amount of cash payable in respect of the Shares pursuant to this Section 1, and (iii) cash sufficient to make payments in lieu of fractional shares in accordance with Section 1.5(c) (such cash and shares of Parent Common Stock, together with any dividends or distributions with respect thereto, being referred to as the "Exchange Fund").

      (b) As soon as reasonably practicable after the Effective Time, the Exchange Agent will mail to the record holders of Company Stock Certificates (i) a letter of transmittal in customary form and containing such provisions as Parent and the Company may reasonably specify (including a provision confirming that delivery of Company Stock Certificates shall be effected, and risk of loss and title to Company Stock Certificates shall pass, only upon delivery of such Company Stock Certificates to the Exchange Agent), and (ii) instructions for use in effecting the surrender of Company Stock Certificates in exchange for the Merger Consideration. Upon surrender of a Company Stock Certificate to the Exchange Agent for exchange, together with a duly executed letter of transmittal and such other documents as may be reasonably required by the Exchange Agent or Parent, (A) the holder of such Company Stock Certificate shall be entitled to receive in exchange therefor the Merger Consideration, and (B) the Company Stock Certificate so surrendered shall be immediately canceled. Until surrendered as contemplated by this Section 1.7, each Company Stock Certificate shall be deemed, from and after the Effective Time, to represent only the right to receive the Merger Consideration and any distribution or dividend the record date for which is after the Effective Time. If any Company Stock Certificate shall have been lost, stolen or destroyed, Parent may, in its discretion and as a condition precedent to the issuance of any certificate representing Parent Common Stock or the payment of any cash portion of the Merger Consideration, require the owner of such lost, stolen or destroyed Company Stock Certificate to provide an appropriate affidavit and to deliver a bond (in such sum as Parent may reasonably direct) as indemnity against any claim that may be made against the Exchange Agent, Parent or the Surviving Corporation with respect to such Company Stock Certificate, and, in such case, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Company Stock Certificates the Merger Consideration.

      (c) No dividends or other distributions declared or made with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Company Stock Certificate with respect to the shares of Parent Common Stock that such holder has the right to receive in the Merger until such holder surrenders such Company Stock Certificate in accordance with this Section 1.7 (at which time such holder shall be entitled, subject to the effect of applicable escheat or similar Legal Requirements, to receive all such dividends and distributions, without interest).

      (d) Any portion of the Exchange Fund that remains undistributed to holders of Company Stock Certificates as of the date one hundred eighty (180) days after the Effective Time shall be delivered to Parent upon demand, and any holders of Company Stock Certificates who have not theretofore surrendered their Company Stock Certificates in accordance with this Section 1.7 shall thereafter look only to Parent for satisfaction of their claims for the Merger Consideration to which such holder is entitled pursuant hereto.

      (e) Each of the Exchange Agent, Parent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Company Common Stock such amounts as may be required to be deducted or withheld therefrom under the Code or any provision of state, local or foreign tax law or under any other applicable Legal Requirement. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

      (f)  Neither Parent nor the Surviving Corporation shall be liable to any holder or former holder of Company Common Stock or to any other Person with respect to any shares of Parent Common Stock (or dividends or distributions with respect thereto), or for any cash amounts, delivered to any public official in compliance with any applicable abandoned property law, escheat law or similar Legal Requirement.

    1.8  FURTHER ACTION.

    If, at any time after the Effective Time, any further action is determined by Parent to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession of and to all rights and property of Merger Sub and the Company, the officers and directors of the Surviving Corporation and Parent shall be fully authorized (in the name of Merger Sub, in the name of the Company and otherwise) to take such action.

    1.9  TAX CONSEQUENCES.

    For federal income tax purposes, the Merger is intended to constitute a reorganization within the meaning of Section 368 of the Code. The parties to this Agreement hereby adopt this Agreement as a "plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations.

SECTION 2. REPRESENTATIONS AND WARRANTIES OF THE COMPANY

    Except as specifically set forth in the Disclosure Schedule delivered by the Company to Parent and Merger Sub prior to the execution and delivery of this Agreement (the "Company Disclosure Schedule") and referenced in the Company Disclosure Schedule to the section(s) of this Section 2 to which such disclosure applies, the Company hereby represents and warrants to Parent and Merger Sub that:

    2.1  DUE ORGANIZATION; SUBSIDIARIES.

    Each of the Acquired Corporations (as defined below) is a corporation duly organized, validly existing and in good standing under the Legal Requirements of the jurisdiction of its incorporation.

Each of the Acquired Corporations has all necessary power and authority: (a) to conduct its business in the manner in which its business is currently being conducted; (b) to own and use its assets in the manner in which its assets are currently owned and used; and (c) to perform its obligations under all Company Material Contracts. Each of the Acquired Corporations is qualified to do business as a foreign corporation, and is in good standing, under the Legal Requirements of all jurisdictions where the failure to be so qualified would have a Material Adverse Effect on the Acquired Corporations. The Company has made available to Parent accurate and complete copies of the certificate of incorporation, bylaws and other charter or organizational documents of each of the Acquired Corporations, including all amendments thereto (collectively, the "Company Organization Documents"). The Company has no Subsidiaries, except for the corporations identified in Schedule 2.1 of the Company Disclosure Schedule. (The Company and each of its Subsidiaries identified in Schedule 2.1 of the Company Disclosure Schedule are collectively referred to herein as the "Acquired Corporations".) None of the Acquired Corporations has any equity interest or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any Entity, other than (i) the Acquired Corporations' interests in their Subsidiaries identified in Schedule 2.1 of the Company Disclosure Schedule, or (ii) any interest in any publicly traded company held solely for investment and comprising less than five percent (5%) of the outstanding capital stock of such company.

    2.2  AUTHORITY; BINDING NATURE OF AGREEMENT.

    The Company has all requisite corporate power and authority to enter into and to perform its obligations under this Agreement. This Agreement constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to (a) Legal Requirements of general application relating to bankruptcy, insolvency and the relief of debtors, and (b) rules of law governing specific performance, injunctive relief and other equitable remedies. The Company hereby represents that its Board of Directors, at a meeting duly called and held on or prior to the date hereof, has by unanimous vote (i) determined that the Merger is in the best interests of the Company, (ii) approved and adopted this Agreement, the Plan of Merger, the Merger and the other transactions contemplated by this Agreement, and (iii) resolved to recommend that the shareholders of the Company adopt and approve this Agreement and the Plan of Merger (the unanimous recommendations referred to in this clause (iii) are collectively referred to in this Agreement as the "Recommendations").

    2.3  CAPITALIZATION, ETC.

      (a) The authorized capital stock of the Company consists of: 20,000,000 shares of Company Common Stock and 1,000,000 shares of Company Preferred Stock. As of September 18, 2001, 8,932,169 shares of Company Common Stock have been issued and are outstanding and no shares of the Company Preferred Stock have been issued and are outstanding. The Company has designated up to 17,500 shares of Company Preferred Stock for issuance under its Rights Agreement. All of the outstanding shares of Company Common Stock have been duly authorized and validly issued, and are fully paid and nonassessable. There are no shares of Company Common Stock held by any of the Company's Subsidiaries. None of the outstanding shares of Company Common Stock is entitled or subject to any preemptive right, right of participation, right of maintenance or any similar right or subject to any right of first refusal in favor of the Company. There is no Contract to which the Company is a party and, to the Company's knowledge, except for the Voting Agreement, there is no Contract between other Persons, relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any shares of Company Common Stock. None of the Acquired Corporations is under any obligation, or is bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Company Common Stock.

      (b) As of September 18, 2001: (i) 1,750,000 shares of Company Common Stock are reserved for issuance pursuant to stock options (the "Employee Options") under the BTG, Inc. 1995 Employee Stock Option Plan, as amended (the "Employee Option Plan"), 1,564,109 of which have been granted and are outstanding; (ii) 100,000 shares of Company Common Stock are reserved for issuance pursuant to stock options (the "Director Options") under the BTG, Inc. Second Amended and Restated Directors Stock Option Plan (the "Director Option Plan"), of which options to acquire 97,000 shares of Company Common Stock are outstanding; (iii) 229,376 shares of Company Common Stock remain available for purchase pursuant to the Amended and Restated Employee Stock Purchase Plan of BTG, Inc. dated August 14, 1996 (the "Company ESPP"); (iv) 36,438 shares of Company Common Stock remain available for purchase pursuant to the 1997 Non-Employee Director Stock Purchase Plan (the "Director ESPP"); and (v) 32,073 shares of Company Common Stock remain available for purchase under the BTG, Inc. Annual Leave Stock Plan (the "Leave ESPP", and together with the Company ESPP and the Director ESPP, the "ESPP Plans"). (Stock options granted by the Company pursuant to the Company Stock Option Plans, as well as any stock options granted outside of the Company Stock Option Plans, are referred to collectively herein as "Company Options".) Schedule 2.3(b) of the Company Disclosure Schedule sets forth the following information with respect to each Company Option outstanding as of September 18, 2001: (i) the particular plan pursuant to which such Company Option was granted; (ii) the name of the optionee; (iii) the number of shares of Company Common Stock subject to such Company Option; (iv) the exercise price of such Company Option; (v) the date on which such Company Option was granted; (vi) the extent to which such Company Option is vested and exercisable as of the date of this Agreement; and (vii) the vesting schedule of such Company Option. The Company has made available to Parent accurate and complete copies of all stock option plans pursuant to which the Company has granted Company Options, and the forms of all stock option agreements evidencing such options. Between September 18, 2001 and the date of this Agreement, the Company has not (i) issued any subscriptions, options, calls, warrants or rights (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of the Company or (ii) issued any capital stock of the Company other than pursuant to stock options outstanding as of September 18, 2001.

      (c) Except as set forth in Section 2.3(a) or Section 2.3(b) above, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of any of the Acquired Corporations; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of any of the Acquired Corporations; (iii) rights agreement, shareholder rights plan (or similar plan commonly referred to as a "poison pill") or Contract under which any of the Acquired Corporations are or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities; or (iv) condition or circumstance that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of any of the Acquired Corporations (items (i) through (iv) above, collectively, "Company Stock Rights").

      (d) All outstanding shares of Company Common Stock, all outstanding Company Options and all outstanding shares of capital stock of each Subsidiary of the Company have been issued and granted in compliance with (i) all applicable securities laws and other applicable Legal Requirements, and (ii) all requirements set forth in applicable Contracts. All of the outstanding shares of capital stock of each of the Company's Subsidiaries have been duly authorized and are validly issued, are fully paid and nonassessable and are owned beneficially and of record by the Company, free and clear of any Encumbrances.

    2.4  SEC FILINGS; FINANCIAL STATEMENTS.

      (a) All registration statements, proxy statements and other statements, reports, schedules, forms and other documents filed by the Company with the SEC since January 1, 1998 (the "Company SEC Documents") are available to Parent on EDGAR. All statements, reports, schedules, forms and other documents required to have been filed by the Company with the SEC since January 1, 1998 have been so filed. As of their respective dates (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such amendment or superseding filing): (i) each of the Company SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be); and (ii) none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

      (b) The financial statements (including related notes, if any) contained in the Company SEC Documents (the "Company Financial Statements"): (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC, and except that the unaudited financial statements may not have contained footnotes and were subject to normal and recurring year-end adjustments which were not, or are not reasonably expected to be, individually or in the aggregate, material in amount); and (iii) fairly presented in all material respects the consolidated financial position of the Company and its consolidated subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows of the Company and its consolidated subsidiaries for the periods covered thereby. For purposes of this Agreement, "Company Balance Sheet" means that consolidated balance sheet of the Company and its consolidated subsidiaries as of March 31, 2001 set forth in the Company's Annual Report on Form 10-K filed with the SEC and the "Company Balance Sheet Date" means March 31, 2001.

    2.5  ABSENCE OF CHANGES.

    Since the Company Balance Sheet Date and except as set forth in Company SEC Documents filed between the Company Balance Sheet Date and the date of this Agreement:

      (a) each of the Acquired Corporations has operated its respective business in the ordinary course and consistent with past practices;

      (b) there has not been any event that has had a Material Adverse Effect on the Acquired Corporations, and no fact, event, circumstance or condition exists or has occurred that could reasonably be expected to have a Material Adverse Effect on the Acquired Corporations;

      (c) none of the Acquired Corporations has (i) declared, accrued, set aside or paid any dividend or made any other distribution in respect of any shares of capital stock; (ii) repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities; (iii) sold, issued or granted, or authorized the issuance of, (A) any capital stock or other security (except for Company Common Stock issued upon the valid exercise of outstanding Company Options), (B) any option, warrant or right to acquire any capital stock or any other security (except for Company Options), or (C) any instrument convertible into or exchangeable for any capital stock or other security; (iv) received any Company Acquisition Proposal from any Person (other than Parent); (v) made any capital expenditure which, when added to all other capital expenditures made on behalf of the Acquired Corporations since the Company Balance Sheet Date, exceeds the amounts set forth in the Company's fiscal year ending March 31, 2002 capital expenditures budget by more than $75,000 in the aggregate; (vi) made any material Tax election; (vii) commenced or settled any Legal Proceeding; or (viii) entered into or consummated any transactions with any affiliate;

      (d) none of the Acquired Corporations has (i) sold or otherwise disposed of, or acquired, leased, licensed, waived or relinquished any material right or other material asset to, from or for the benefit of, any other Person except for rights or other assets sold, disposed of, acquired, leased, licensed, waived or relinquished in the ordinary course of business and consistent with past practice; (ii) mortgaged, pledged or subjected to any lien any of their respective property, business or assets, except for purchase money or similar security interests granted in connection with the purchase of equipment or supplies in the ordinary course of business in an amount not exceeding $100,000 in the aggregate; (iii) entered into or amended any lease of real property or material personal property (whether as lessor or lessee); or (iv) canceled or compromised any debt or claim other than accounts receivable in the ordinary course of business consistent with past practice;

      (e) none of the Acquired Corporations has become liable in respect of any guarantee or has incurred or otherwise become liable in respect of any debt;

      (f)  none of the Acquired Corporations has (i) amended or waived any of its material rights under, or permitted the acceleration of vesting under, any provision of any of the Company Employee Plans or any provision of any agreement or Company Stock Option Plan evidencing any outstanding Company Option; (ii) established or adopted any Company Employee Plan; (iii) caused or permitted any Company Employee Plan to be amended in any material respect; or (iv) paid any bonus or made any profit-sharing or similar payment to, or materially increased the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers, employees, consultants or agents except for bonuses or profit-sharing or similar payments or increases in wages, salary, commissions, fringe benefits or other consideration in the ordinary course of business consistent with past practices to non-executive officers;

      (g) there has been no material labor trouble (including any work slowdown, stoppage or strike) involving the Acquired Corporations or any material change in any of their respective personnel or the terms and conditions of the employment of such personnel;

      (h) none of the Acquired Corporations has made any change in (i) their respective methods of accounting or accounting practices, except as required by GAAP, or (ii) their respective pricing policies or payment or credit practices or failed to pay any creditor any amount owed to such creditor when due or granted any extensions or credit other than in the ordinary course of business consistent with past practice;

      (i)  none of the Acquired Corporations has terminated or closed any material facility, business or operation;

      (j)  none of the Acquired Corporations has made any loan, advance or capital contributions to, or any other investment in, any Person;

      (k) none of the Acquired Corporations has written up or written down any of its respective material assets;

      (l)  there has been no loss, destruction or damage to any material item of property of the Acquired Corporations, whether or not insured, which has had or could reasonably be expected to have a Material Adverse Effect on the Acquired Corporations;

      (m) none of the Acquired Corporations has terminated or amended, or failed in any material respect to perform obligations or suffered the occurrence of any default under any material contractual obligation; and

      (n) none of the Acquired Corporations has entered into any contractual obligation to do any of the things referred to elsewhere in this Section 2.5.

    2.6  PROPRIETARY ASSETS.

      (a) Schedule 2.6(a) of the Company Disclosure Schedule sets forth all U.S. and foreign patents, patent applications, trademarks, trademark applications, copyright registrations and copyright applications owned by any of the Acquired Corporations. Each Acquired Corporation has good, valid and marketable title to, or has a valid right to use, license or otherwise exploit, all of the Acquired Corporation Proprietary Assets necessary for the conduct of such Acquired Corporation's business as presently conducted, free and clear of all Encumbrances, except for any lien for current taxes not yet due and payable. None of the Acquired Corporations have developed jointly with any other Person any Acquired Corporation Proprietary Asset with respect to which such other Person has any rights. There is no Acquired Corporation Contract pursuant to which any Person has any right (whether or not currently exercisable) to use, license or otherwise exploit any Acquired Corporation Proprietary Asset owned or exclusively licensed by any of the Acquired Corporations.

      (b) (i) All Acquired Corporation Proprietary Assets owned by any of the Acquired Corporations are valid, enforceable and subsisting; (ii) none of the Acquired Corporation Proprietary Assets and no Proprietary Asset that is currently being developed by any of the Acquired Corporations (either by itself or with any other Person) infringes, misappropriates or conflicts with any Proprietary Asset owned or used by any other Person; (iii) none of the products or services that are or have been designed, created, developed, assembled, performed, manufactured or sold by any of the Acquired Corporations is infringing, misappropriating or making any unlawful or unauthorized use of any Proprietary Asset owned or used by any other Person, and none of such products or services has at any time infringed, misappropriated or made any unlawful or unauthorized use of, and none of the Acquired Corporations has received any written notice or, to its knowledge, other communication of any actual, alleged, possible or potential infringement, misappropriation or unlawful or unauthorized use of, any Proprietary Asset owned or used by any other Person; (iv) the operation of the business of each Acquired Corporation as it currently is conducted does not and will not and will not when conducted by the Surviving Corporation in substantially the same manner following the Closing, infringe or misappropriate or make any unlawful or unauthorized use of any Proprietary Asset of any Person; and (v) to the Company's knowledge, no other Person is infringing, misappropriating or making any unlawful or unauthorized use of, and no Proprietary Asset owned or used by any other Person infringes or conflicts with, any Acquired Corporation Proprietary Asset. The Acquired Corporation Proprietary Assets constitute all the Proprietary Assets necessary to enable each of the Acquired Corporations to conduct its business in the manner in which such business is being conducted. At the Closing, the Surviving Corporation shall acquire good, valid, and enforceable title to the Acquired Corporation Proprietary Assets, free and clear of all Encumbrances and on the same terms and conditions as in effect immediately prior to the Closing. None of the Acquired Corporations has (A) licensed any of the Acquired Corporation Proprietary Assets to any Person on an exclusive basis, or (B) entered into any covenant not to compete or Contract limiting its ability to exploit fully any Acquired Corporation Proprietary Assets or to transact business in any market or geographical area or with any Person.

      (c) Each Acquired Corporation has taken all reasonable steps that are required to protect such Acquired Corporation's rights in confidential information and trade secrets of the Acquired Corporation or provided by any other person to the Acquired Corporation. Attached to the Company Disclosure Schedule as Schedule 2.6(c) is the form of proprietary information agreement that the Company, since January 1, 1997, has required all employees of the Acquired Corporations to execute as a condition of their employment.

    2.7  CONTRACTS.

      (a) For purposes of this Agreement, each of the following shall be deemed to constitute a "Company Material Contract":

         (i) any Acquired Corporation Contract that is required by the rules and regulations of the SEC to be filed as an exhibit to the Company SEC Documents;

        (ii) any Acquired Corporation Contract relating to the employment of any employee, and any Contract pursuant to which any of the Acquired Corporations is or may become obligated to make any severance, termination, bonus or relocation payment or any other payment (other than payments in respect of salary) in excess of $25,000, to any current or former employee or director;

        (iii) any Acquired Corporation Contract relating to the acquisition, transfer, development, sharing or license of any material Proprietary Asset (except for any Acquired Corporation Contract pursuant to which (A) any material Proprietary Asset is licensed to the Acquired Corporations under any third party software license generally available for sale to the public, or (B) any material Proprietary Asset is licensed by any of the Acquired Corporations to any Person on a non-exclusive basis);

        (iv) any Acquired Corporation Contract which provides for indemnification of any officer, director or employee;

        (v) any Acquired Corporation Contract creating or relating to any partnership or joint venture or any sharing of revenues, profits, losses, costs or liabilities;

        (vi) any Acquired Corporation Contract that involves the payment or expenditure of $100,000 that may not be terminated by the applicable Acquired Corporation (without penalty) within sixty (60) days after the delivery of a termination notice by the applicable Acquired Corporation;

       (vii) any Acquired Corporation Contract contemplating or involving (A) the payment or delivery of cash or other consideration in an amount or having a value in excess of $100,000 in the aggregate, or (B) the performance of services having a value in excess of $100,000 in the aggregate;

       (viii) any Government Contract (A) creating or relating to the creation of any Encumbrance with respect to any asset owned or used by any Acquired Corporation having a value in excess of $100,000; (B) involving or incorporating any liability, obligation, guaranty, pledge, performance or completion bond, indemnity (other than customary intellectual property indemnities for hardware and software sold by any Acquired Corporation), right of contribution or surety arrangement, any of which obligations involve or may reasonably be expected to involve an Acquired Corporation obligation in excess of $100,000 per year; or (C) contemplating or involving (1) the payment or delivery of cash or other consideration in an amount or having a value in excess of $100,000 in the aggregate, or (2) the performance of services having a value in excess of $100,000 in the aggregate;

        (ix) any Acquired Corporation Contract imposing any restriction on the right or ability of any Acquired Corporation to (A) compete with any other Person, (B) acquire any material product or other material asset or any services from any other Person, sell any material product or other material asset to or perform any services for any other Person or transact business or deal in any other manner with any other Person, or (C) develop or distribute any material technology; and

        (x) any other Acquired Corporation Contract, if a breach of such Acquired Corporation Contract could reasonably be expected to have a Material Adverse Effect on the Acquired Corporations.

      (b) Each Company Material Contract is valid and in full force and effect, and is enforceable in accordance with its terms.

      (c) None of the Acquired Corporations has violated or breached, or committed any material default under, any Company Material Contract. To the Company's knowledge, no other Person has violated or breached, or committed any material default under, any Company Material Contract.

      (d) To the Company's knowledge, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) could reasonably be expected to (i) result in a material violation or breach of any provision of any Company Material Contract by any of the Acquired Corporations; (ii) give any Person the right to declare a material default or exercise any material remedy under any Company Material Contract; (iii) to the Company's knowledge, give any Person the right to receive or require a material rebate, chargeback, penalty or change in delivery schedule under any Company Material Contract; (iv) give any Person the right to accelerate the maturity or performance of any Company Material Contract; or (v) give any Person the right to cancel or terminate, or modify in any material respect, any Company Material Contract.

      (e) To the knowledge of the Company, with respect to Government Contracts, there is, as of the date hereof, no (i) civil fraud or criminal investigation by any Governmental Body, (ii) Acquired Corporation, or officers, employees or affiliates thereof, currently suspended or debarred, or suspension of debarment proceeding (or equivalent proceeding) against any of the Acquired Corporations, their officers, employees or affiliates, (iii) request by any Governmental Body for a contract price adjustment based on a claimed disallowance by any Governmental Body or at the direction of any Governmental Body or written notice of defective pricing other than as reserved for on the Company Financial Statements in accordance with GAAP, (iv) claim or equitable adjustment by the Acquired Corporations against the U.S. Government or any third party in excess of $500,000, (v) written notice challenging, questioning or disallowing any cost(s) in excess of $500,000, (vi) notice of contract termination, cure notice or show cause notice, or (vii) violation of any statutory, regulatory or contractual provision that could result in any fine or penalty of a criminal, civil or administrative nature.

      (f)  Each Government Contract is in full force and effect, constitutes a valid and binding obligation of and is legally enforceable in accordance with its terms against the Acquired Corporations parties thereto and, to the knowledge of the Company, the Government Contracts are valid, binding and enforceable obligations of the other parties thereto, except as such enforceability may be subject to the effects of any applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar Legal Requirements affecting creditors' rights generally or subject to the effects of general equitable principles (whether considered in a proceeding in equity or at law). Each of the Acquired Corporations has complied in all material respects with all of the provisions of such Government Contracts and is not in default thereunder, and there has not occurred any event which (whether with or without notice, lapse of time, or the happening or occurrence of any other event) would constitute such a default (except in each case where any such default would not have a Material Adverse Effect on the Acquired Corporations), and the execution of this Agreement by the Company and its performance hereunder will not cause, or result in, a breach or default under any Government Contract in each case. There has not been (i) any failure by the Acquired Corporations or, to the knowledge of the Company, any other party to any such Government Contract to comply with all material provisions thereof which failure to perform would have a Material Adverse Effect on the Acquired Corporations, (ii) any

  default by the Acquired Corporations or, to the knowledge of the Company, any other party thereunder, which default would have a Material Adverse Effect on the Acquired Corporations or (iii) to the knowledge of the Company (A) any written cancellation thereof which has not been cured or (B) any outstanding dispute thereunder which has not been cured. None of the Acquired Corporations is a guarantor or otherwise liable for any liability or obligation (including indebtedness) of any other Person other than any of the Acquired Corporations.

    2.8  LIABILITIES.

    None of the Acquired Corporations has any accrued, contingent or other liabilities of any nature, either matured or unmatured (whether or not required to be reflected in financial statements prepared in accordance with GAAP and whether due or to become due), except for: (a) liabilities that are reflected in the "Liabilities" column of the Company Balance Sheet, and (b) normal and recurring liabilities that have been incurred by the Acquired Corporations since the Company Balance Sheet Date in the ordinary course of business and consistent with past practices that, individually or in the aggregate, are not material in nature.

    2.9  COMPLIANCE WITH LEGAL REQUIREMENTS.

    Each of the Acquired Corporations is, and at all times since March 31, 1996, has been, in compliance in all material respects with all applicable Legal Requirements. Since March 31, 1996, none of the Acquired Corporations has received any written notice or, to the Company's knowledge, other communication from any Governmental Body regarding any actual or possible violation of, or failure to comply with, any Legal Requirement (except where such violation or failure to comply would not have a Material Adverse Effect on the Acquired Corporations, or, after the Closing, on Parent).

    2.10  GOVERNMENTAL AUTHORIZATIONS.

    Each of the Acquired Corporations holds all Governmental Authorizations necessary to enable such Acquired Corporation to conduct its business in the manner in which such business is currently being conducted except where the failure to hold such Governmental Authorizations would not be reasonably likely to have a Material Adverse Effect on the Acquired Corporations. All such Governmental Authorizations are valid and in full force and effect. Each Acquired Corporation is, and at all times since March 31, 1996 has been, in compliance in all material respects with the terms and requirements of such Governmental Authorizations. Since March 31, 1996, none of the Acquired Corporations has received any notice or other communication from any Governmental Body regarding (a) any actual or possible violation of or failure to comply with any term or requirement of any Governmental Authorization, or (b) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Authorization (except where any such violation, failure, revocation, withdrawal, suspension, cancellation, termination or modification would not have a Material Adverse Effect on the Acquired Corporations or, after the Closing, on Parent).

    2.11  TAX MATTERS.

      (a) The Acquired Corporations have paid or reserved for all Taxes, due and payable by any of them for or with respect to all periods up to and including the date hereof (without regard to whether or not such Taxes are or were disputed), whether or not shown on any Tax Return.

      (b) Each of the Acquired Corporations has filed on a timely basis all Tax Returns that it was required to file except for Tax Returns for the year which includes the Closing Date. All such Tax Returns were accurate and complete in all material respects. None of the Acquired Corporations is the beneficiary of any extension of time within which to file any Tax Return. No claim that has not been resolved has ever been made by an authority in a jurisdiction where the Acquired Corporations do not file Tax Returns that any one of them is or may be subject to taxation by that jurisdiction. None of the Acquired Corporations has given any currently effective waiver of any statute of limitations in respect of Taxes or agreed to any currently effective extension of time with respect to a Tax assessment or deficiency. There are no security interests on any of the assets of any of the Acquired Corporations that arose in connection with any failure (or alleged failure) to pay any Tax.

      (c) The Acquired Corporations have withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party except for such withholding or payments to be made at or before Closing.

      (d) None of the Acquired Corporations, including any director, officer or employee responsible for tax matters of the Acquired Corporations is aware of any facts or circumstances which could give rise to a reasonable expectation that any authority may assess any additional Taxes for any period for which Tax Returns have been filed. There is no dispute or claim concerning any liability for Taxes of the Acquired Corporations either (i) claimed or raised by any authority in writing or (ii) as to which such Acquired Corporation has knowledge based upon personal contact with any agent of such authority. Schedule 2.11(d) of the Company Disclosure Schedule sets forth a complete and accurate list of Tax Returns filed by or on behalf of the Acquired Corporations with any Governmental Body with respect to the taxable periods of the Acquired Corporations ended on or after December 31, 1997 (the "Company Tax Returns"); indicates those Company Tax Returns that have been audited; and indicates those Company Tax Returns that currently are the subject of an audit.

      (e) The unpaid Taxes of the Acquired Corporations (i) did not, as of the date of the most recent Company Financial Statements, exceed the reserve for Tax Liability (as opposed to any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth in the Company Balance Sheet and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Acquired Corporations in filing their Tax Returns.

      (f)  None of the Acquired Corporations is a party to any Tax allocation or sharing agreement. None of the Acquired Corporations has made any distribution of any "Controlled Corporation" as that term is defined in Section 355(a)(1) of the Code. None of the Acquired Corporations (i) has been a member of an "affiliated group," as defined in Section 1504(a) of the Code, filing a consolidated federal income Tax Return other than an affiliated group the common parent of which is the Company or (ii) has any Liability for the Taxes of any Person (other than any of the Acquired Corporations) under Treas. Reg. Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract or otherwise.

    2.12  EMPLOYEE AND LABOR MATTERS; BENEFIT PLANS.

      (a) Schedule 2.12(a) of the Company Disclosure Schedule lists (i) all employee pension benefit plans (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), (ii) all employee welfare benefit plans (as defined in Section 3(1) of ERISA), (iii) all other bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, severance, fringe benefits and other similar benefit plans (including, without limitation, any fringe benefit under Section 132 of the Code), programs, Contracts, arrangements or policies (including a specific identification of those which contain change of control provisions or pending change of control provisions), and (iv) any employment, executive compensation or severance agreements (including a specific identification of those which contain change of control provisions or pending change of control provisions), whether written or otherwise, as amended, modified or supplemented, of any Acquired Corporation or any other Entity (whether or not incorporated) which is a member of a controlled group which includes any of the Acquired Corporations or which is under common control with any of the Acquired Corporations within the meaning of Sections 414(b), (c), (m) or (o) of the Code or Section 4001(a) (14) or (b) of ERISA ("ERISA Affiliates") (all such plans, programs, Contracts, agreements, arrangements or policies as described in this Section 2.12 shall be collectively referred to as the "Company Employee Plans") for the benefit of, or relating to, any former or current employee, officer or director (or any of their beneficiaries) of any Acquired Corporation or any other ERISA Affiliate. The Company has made available to Parent, in a reasonable time, place and manner, true and complete copies of (i) each such written Company Employee Plan (or a written description of any Company Employee Plan which is not written) and all related trust agreements, insurance and other contracts (including policies), summary plan descriptions, summaries of material modifications, registration statements (including all attachments), prospectuses and communications distributed to plan participants, (ii) the three most recent annual reports on Form 5500 series, with accompanying schedules and attachments, filed with respect to each Company Employee Plan required to make such a filing, (iii) the most recent actuarial valuation for each Company Employee Plan subject to Title IV of ERISA, (iv) the latest reports which have been filed with the U.S. Department of Labor with respect to each Company Employee Plan required to make such filing, (v) the most recent favorable determination letters issued for each Company Employee Plan and related trust which is intended to be qualified under Section 401(a) of the Code (and, if an application for such determination is pending, a copy of the application for such determination), and (vi) financial and other information regarding current and projected liabilities with respect to each Company Employee Plan for which the filings described in (ii), (iii) or (iv) above are not required under ERISA.

      (b) None of the Company Employee Plans promises or provides retiree medical or other retiree welfare benefits to any person (other than continuation coverage to the extent required by law, whether pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 or otherwise), none of the Company Employee Plans is a "Multiple Employer Welfare Arrangement" (as defined in Section 3(40) of ERISA), and if any Company Employee Plan is a "Multiemployer Plan" (as defined in Section 3(37) of ERISA), there is no withdrawal liability associated with such plan pursuant to ERISA Sections 4201 through 4225; (ii) no party in interest or disqualified person (as defined in Section 3(14) of ERISA and Section 4975 of the Code, respectively) has at any time engaged in a transaction with respect to any Company Employee Plan which could subject any of the Acquired Corporations, directly or indirectly, to any tax, penalty or other liability for prohibited transactions under ERISA or Section 4975 of the Code; (iii) no fiduciary of any Company Employee Plan has breached any of the responsibilities or obligations imposed upon fiduciaries under Title I of ERISA which shall subject any of the Acquired Corporations, directly or indirectly, to any penalty or liability for breach of fiduciary duty; (iv) all Company Employee Plans have been established and maintained in accordance with their terms and have been operated in material compliance in all respects with all applicable Legal Requirements, and may by their terms be amended and/or terminated at any time without the consent of any other Person subject to applicable Legal Requirements and the terms of each Company Employee Plan, and each of the Acquired Corporations has performed all obligations required to be performed by them under, and are not in any respect in default under or in violation of, any Company Employee Plan, and none of the Acquired Corporations has any knowledge of any default or violation by any other Person of a material nature with respect to any of the Company Employee Plans; (v) each Company Employee Plan which is intended to be qualified under Section 401(a) of the Code is the subject of a favorable determination letter from the Internal Revenue Service as to such plan's qualified status under Section 401(a) of the Code (or comparable letter, such as an opinion or notification letter as to the form of plan adopted by one or more Acquired Corporations), and nothing has occurred to the knowledge of the Company since the issuance of such letter (or could reasonably be expected to occur) which might impair such favorable determination or otherwise impair the qualified status of such plan; and (vi) all contributions required to be made or reserved, and all premiums required to be paid by the Acquired Corporations, as appropriate, with respect to any Company Employee Plan pursuant to the terms of the Company Employee Plan or any collective bargaining agreement, have been made, paid or reserved on or before their due dates (including any extensions thereof).

      (c) None of the Acquired Corporations or any other ERISA Affiliate currently maintains, sponsors or participates in, or within the last five years has maintained, sponsored or participated in, any "Employee Benefit Plan" (as defined in Section 3(3) of ERISA) that is subject to Section 412 of the Code or Title IV of ERISA.

      (d) None of the Company Employee Plans currently covers, or has ever covered, former or current non-U.S. Employees, independent contractors or consultants (or any of their beneficiaries) (other than U.S. citizens and resident aliens working at locations outside the United States). The consummation of the transactions contemplated by this Agreement will not cause, in itself, or result in an increase in the amount of compensation or benefits or accelerate the vesting or timing of payment of any benefits or compensation payable in respect of any former or current foreign employee, independent contractor or consultant (or any of their beneficiaries).

      (e) There are no Legal Proceedings pending or, to the knowledge of the Company, threatened in respect of or relating to any Company Employee Plan. There are no facts or circumstances which could reasonably be expected to give rise to any such Legal Proceeding (other than routine, uncontested benefit claims) in respect of or relating to any Company Employee Plan.

      (f)  (i) None of the Acquired Corporations has ever maintained an employee stock ownership plan (within the meaning of Section 4975(e)(7) of the Code) or any other Company Employee Plan that invests in Company capital stock; (ii) since December 31, 2000, none of the Acquired Corporations has proposed or agreed to any increase in benefits under any Company Employee Plan (or the creation of new benefits) or change in employee coverage which would materially increase the expense of maintaining any Company Employee Plan; (iii) the consummation of the transactions contemplated by this Agreement will not cause, in itself, or result in an increase in the amount of compensation or benefits or accelerate the vesting or timing of payment of any benefits or compensation payable in respect of any former or current employee, officer or director (or any of their beneficiaries); and (iv) except as disclosed on Schedule 2.12(f) of the Company Disclosure Schedule, no person will be entitled to any severance benefits or the acceleration of any options under the terms of any Company Employee Plan as a result of the consummation of the transactions contemplated by this Agreement.

      (g) To the extent that any Company Employee Plan is required by any applicable Legal Requirement to be covered by any bond (e.g., fidelity or otherwise) in any particular amount, each such Company Employee Plan required to be covered by such bond has at all times been covered by such bond in accordance and compliance with all applicable Legal Requirements.

      (h) (i) There are no controversies pending or, to the knowledge of the Company, threatened, between any of the Acquired Corporations and any of their respective foreign or domestic former or current employees, officers, directors, independent contractors or consultants (or any of their beneficiaries), which controversies could reasonably be expected to result in a material liability to any of the Acquired Corporations; (ii) there is no labor strike, dispute, slowdown, work stoppage or lockout actually pending or, to the knowledge of the Company, threatened against or affecting any Acquired Corporation; (iii) none of the Acquired Corporations is a party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of the Acquired Corporations, (iv) none of the employees of the Acquired Corporations are represented by any labor organization and none of the Acquired Corporations have any knowledge of any current union organizing activities among the employees of the Acquired Corporations nor does any question concerning representation exist concerning such employees, (v) the Acquired Corporations have each at all times been in material compliance with all applicable Legal Requirements respecting employment, employment and labor practices, and with any collective bargaining agreements (both foreign and domestic), (vi) there is no unfair labor practice charge or complaint against any of the Acquired Corporations pending or, to the knowledge of the Company, threatened before the National Labor Relations Board or any similar state or foreign agency, (vii) there is no grievance or arbitration proceeding arising out of any collective bargaining agreement or other grievance procedure relating to the Acquired Corporations pending, or to the knowledge of the Company, threatened, before the National Labor Relations Board or any similar state or foreign agency, (viii) neither the Occupational Safety and Health Administration nor any corresponding state agency is threatening to file any citation, and there are no pending citations, relating to the Acquired Corporations, and (ix) there are no pending or, to the knowledge of the Company, threatened material claims by any current or former employee of the Acquired Corporations or any employment-related claims or investigations by any Governmental Authority, including any charges to the Equal Employment Opportunity Commission or state employment practice agency, investigations regarding compliance with federal, state or local wage and hour Legal Requirements, audits by the Office of Federal Contractor Compliance Programs, complaints of sexual harassment or any other form of unlawful harassment, discrimination, or retaliation.

      (i)  No Company Employee Plan is a Voluntary Employees' Beneficiary Association within the meaning of Section 501(c)(9) of the Code.

      (j)  All Welfare Plans and the related trusts that are subject to Section 4980B(f) of the Code and Sections 601 through 607 of ERISA comply with and have been administered in material compliance with the health care continuation-coverage requirements for tax-favored status under Section 4980B(f) of the Code (formerly Section 162(k) of the Code), Sections 601 through 607 of ERISA, and all final Treasury regulations under Section 4890B of the Code explaining those requirements, and all other applicable Legal Requirements regarding continuation and/or conversion coverage.

      (k) No amount required to be paid or payable to or with respect to any employee of any of the Acquired Corporations in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an "excess parachute payment" within the meaning of Section 280G of the Code or will not be deductible under Sections 162(a)(1) or 404 of the Code.

    2.13  ENVIRONMENTAL MATTERS.

      (a) Each of the Acquired Corporations is in compliance in all material respects with all applicable Environmental Laws, which compliance includes the possession by each of the Acquired Corporations of all material permits and other Governmental Authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof. None of the Acquired Corporations has received any notice or other communication (in writing or otherwise), whether from a Governmental Body, citizens group, employee or otherwise, that alleges that any of the Acquired Corporations is not in compliance with any Environmental Law, and, to the Company's knowledge, there are no circumstances that may prevent or interfere with the compliance by any of the Acquired Corporations with any Environmental Law in the future. To the Company's knowledge, no current or prior owner of any property leased or controlled by any of the Acquired Corporations has received any notice or other communication (in writing or otherwise), whether from a Governmental Body, citizens group, employee or otherwise, that alleges that such current or prior owner or any of the Acquired Corporations is not in compliance with any Environmental Law. To the Company's knowledge, all property that is or has been leased to, controlled by or used by the Acquired Corporations, and all surface water, groundwater and soil associated with or adjacent to such property is in clean and healthful condition and is free of any material environmental contamination of any nature and none of the Acquired Corporations has any liability for any clean-up or remediation under any Environmental Law. To the Company's knowledge, all property that is leased to, controlled by or used by any of the Acquired Corporations is free of any friable asbestos or asbestos-containing material.

      (b) For purposes of this Section 2.13:

         (i) "Environmental Law" shall mean any foreign, federal, state or local statute, law, rule, regulation, ordinance, treaty, code, policy or rule of common law now or from time to time in effect and in each case as amended, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to the environment, natural resources, health, safety or Hazardous Materials, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as so amended; the Resource Conservation and Recovery Act, as so amended; the Hazardous Materials Transportation Act, as so amended; the Clean Water Act, as so amended; the Toxic Substances Control Act, as amended; the Clean Air Act, as so amended; the Safe Drinking Water Act, as so amended; the Atomic Energy Act, as so amended; the Federal Insecticide, Fungicide and Rodenticide Act, as so amended; and the Occupational Safety and Health Act, as so amended; and

        (ii) "Hazardous Materials" shall mean (A) petroleum or petroleum products (including crude oil or any fraction thereof, natural gas, natural gas liquids, liquefied natural gas, or synthetic gas usable for fuel, or any mixture thereof), polychlorinated biphenyls (PCBs), asbestos or asbestos containing materials, urea formaldehyde foam insulation, and radon gas; (B) any substance defined as or included in the definition of "hazardous substance," "hazardous waste," "hazardous material," "extremely hazardous waste," "restricted hazardous waste," "waste," "special waste," "toxic substance," "toxic pollutant," "contaminant" or "pollutant," or words of similar import, under any applicable Environmental Law (as defined below); (C) infectious materials and other regulated medical wastes; (D) any substance which is toxic, explosive, corrosive, flammable, radioactive, carcinogenic, mutagenic or otherwise hazardous and is or becomes regulated by any governmental agency; and (E) any other substance, material or waste the presence of which requires investigation or remediation under any Environmental Law.

    2.14  LEGAL PROCEEDINGS; ORDERS.

    There is no pending Legal Proceeding and, to the Company's knowledge, no Person has threatened to commence any Legal Proceeding, that involves any of the Acquired Corporations or any of the assets owned or used by any of the Acquired Corporations; and there is no Order, writ, injunction, judgment or decree to which any of the Acquired Corporations, or any of the material assets owned or used by any of the Acquired Corporations, is subject.

    2.15  VOTE REQUIRED.

    The affirmative vote of the holders of greater than two-thirds of the shares of Company Common Stock outstanding on the record date for the Company Shareholders' Meeting is the only vote of the holders of any class or series of the Company's capital stock necessary to adopt this Agreement and otherwise approve the Merger.

    2.16  NON-CONTRAVENTION; CONSENTS.

    Neither the execution, delivery or performance of this Agreement nor the consummation of the Merger, or any of the other transactions contemplated by this Agreement, will directly or indirectly (with or without notice or lapse of time):

      (a) contravene, conflict with or result in a violation of any of the provisions of the Company Organization Documents or any resolution adopted by the shareholders, the board of directors or any committee of the board of directors of any of the Acquired Corporations;

      (b) contravene, conflict with or result in a violation of, or give any Governmental Body the right to challenge the Merger or any of the other transactions contemplated by this Agreement or to exercise any remedy or obtain any relief under, any Legal Requirement (assuming, with respect to the HSR Act, that any applicable waiting periods have expired or been terminated) or any Order, writ, injunction, judgment or decree to which any of the Acquired Corporations, or any of the material assets owned or used by any of the Acquired Corporations, is subject;

      (c) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by any of the Acquired Corporations or that otherwise relates to the business of any of the Acquired Corporations or to any of the assets owned or used by any of the Acquired Corporations; or

      (d) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Company Material Contract, or give any Person the right to (i) declare a default or exercise any remedy under any Company Material Contract, (ii) a rebate, chargeback, penalty or change in delivery schedule under any Company Material Contract, (iii) accelerate the maturity or performance of any Company Material Contract, or (iv) cancel, terminate or modify any term of any Company Material Contract.

    Except as may be required by the Exchange Act, the VSCA, the HSR Act, applicable anti-trust Legal Requirements of any foreign country and the rules and regulations of the Nasdaq Stock Market (as such rules and regulations relate to the Registration Statement and the Proxy Statement) none of the Acquired Corporations was, is or will be required to make any filing with or give any notice to, or obtain any Consent from, any Person in connection with (x) the execution, delivery or performance of this Agreement, or (y) the consummation of the Merger or any of the other transactions contemplated by this Agreement, except in each case, where the failure to obtain any Consent would not, individually or in the aggregate, have a Material Adverse Effect on the Acquired Corporations.

    2.17  FAIRNESS OPINION.

    The Company's Board of Directors has received the opinion of Quarterdeck, financial advisor to the Company, as of the date of this Agreement, to the effect that the consideration to be received by the shareholders of the Company in the Merger is fair to the shareholders of the Company from a financial point of view. The Company will furnish an accurate and complete copy of said opinion to Parent.

    2.18  FINANCIAL ADVISOR.

    No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Merger or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of any of the Acquired Corporations. The Company has made available to Parent accurate and complete copies of all agreements under which any such fees, commissions or other amounts have been paid or may become payable and all indemnification and other agreements related to any such engagement.

    2.19  NO DISCUSSIONS; TAKEOVER STATUTES.

      (a) None of the Acquired Corporations, and no Representative of any of the Acquired Corporations, is engaged, directly or indirectly, in any discussions or negotiations with any other Person relating to any Company Acquisition Proposal, and the Company has provided to Parent the terms of any Company Acquisition Proposal received by the Company in the last ninety (90) days.

      (b) The Board of Directors of the Company has approved the Merger, the Plan of Merger, this Agreement, the Voting Agreement and proxies entered into by the parties to the Voting Agreement and such approval is sufficient to render irrevocably inapplicable to the Merger, the Plan of Merger, this Agreement, the Voting Agreement and proxies entered into by the parties to the Voting Agreement and the other transactions contemplated by this Agreement and such other agreements and documents the provisions of Section 13-725.1 et seq. of the VSCA. The Company has taken all actions necessary to cause Section 13.1-728.1 et seq. of the VSCA to be inapplicable to the Company. Except for Section 13.1-725.1 et seq. and Sections 13.1-728.1 et seq. of the VSCA (which have been rendered irrevocably inapplicable to the Merger, the Plan of Merger, this Agreement, the Voting Agreement and proxies entered into by the parties to the Voting Agreement and the other transactions contemplated by this Agreement and such other agreements and documents), no other Takeover Law or similar statute or regulation of any state is applicable to the Merger, the Plan of Merger, this Agreement, the Voting Agreement and proxies entered into by the parties to the Voting Agreement and the other transactions contemplated hereby.

    2.20  INFORMATION TO BE SUPPLIED.

    None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the Registration Statement will, at the time the Registration Statement is filed with the SEC or becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the Proxy Statement will, at the time the Proxy Statement is mailed to the shareholders of the Company or at the time of the Company Shareholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated by the SEC thereunder. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by Parent or Merger Sub that is contained in the foregoing documents.

    2.21  AMENDMENT TO RIGHTS AGREEMENT.

    As of the date hereof, the Company has taken all action necessary to irrevocably amend the Rights Agreement (except that such amendment shall be revocable in the event this Agreement is terminated pursuant to Section 7.1 hereof) to provide that neither Parent nor Merger Sub nor any of their respective affiliates shall be deemed to be an Acquiring Person (as such term is defined in the Rights Agreement), that neither a Distribution Date nor Stock Acquisition Date (as each such term is defined in the Rights Agreement) shall be deemed to occur and the Rights will not separate from the Shares as a result of the execution, delivery or performance of this Agreement, the Voting Agreement or the public announcement or consummation of the Merger, or the other transactions contemplated hereby or thereby and that none of the Company, Parent, Merger Sub nor the Surviving Corporation, nor any of their respective affiliates, shall have any obligations under the Rights Agreement to any holder (or former holder) of Rights as of and following the public announcement or consummation of the Merger and/or the Effective Time.

    2.22  FOREIGN CORRUPT PRACTICES ACT.

    Neither the Company, any other Acquired Corporation, any of the Acquired Corporation's officers, directors, nor, to the Company's knowledge, any employees or agents (or shareholders), distributors, representatives or other persons acting on the express, implied or apparent authority of any Acquired Corporation, have paid, given or received or have offered or promised to pay, give or receive, any bribe or other unlawful payment of money or other thing of value, any unlawful discount, or any other unlawful inducement, to or from any person or Governmental Body in the United States or elsewhere in connection with or in furtherance of the business of any of the Acquired Corporations (including, without limitation, any unlawful offer, payment or promise to pay money or other thing of value (a) to any foreign official, political party (or official thereof) or candidate for political office for the purposes of influencing any act, decision or omission in order to assist any Acquired Corporation in obtaining business for or with, or directing business to, any person, or (b) to any person, while knowing that all or a portion of such money or other thing of value will be offered, given or promised unlawfully to any such official or party for such purposes). Neither the business of the Company nor any other Acquired Corporation is in any manner dependent upon the making or receipt of such unlawful payments, discounts or other inducements. Neither the Company nor any other Acquired Corporation has otherwise taken any action that could cause the Company or any other Acquired Corporation to be in violation of the Foreign Corrupt Practices Act of 1977, as amended, the regulations thereunder, or any applicable Legal Requirements of similar effect.

    2.23  DISCLOSURE.

    Between the Company Balance Sheet Date and the date of this Agreement, no event has occurred which has not been disclosed to Parent which the Company would have been required to disclose in a registration statement for the offering of securities under the Securities Act.

SECTION 3. REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

    Except as disclosed in the Disclosure Schedule delivered by Parent and Merger Sub to the Company prior to the execution and delivery of this Agreement (the "Parent Disclosure Schedule")

and referenced in the Parent Disclosure Schedule to the section(s) of this Section 3 to which such disclosure applies, Parent and Merger Sub represent and warrant to the Company as follows:

    3.1  DUE ORGANIZATION; SUBSIDIARIES.

    Parent is a corporation duly organized, validly existing and in good standing under the Legal Requirements of the State of Delaware. Merger Sub is a corporation duly organized, validly existing and in good standing under the Legal Requirements of the Commonwealth of Virginia. Each Significant Subsidiary is an Entity duly organized, validly existing and in good standing under the Legal Requirements of its state of incorporation or formation. Each of Parent, Merger Sub and each Significant Subsidiary has all necessary corporate power and authority to conduct its business in the manner in which its business is currently being conducted and to own and use its assets in the manner in which its assets are currently owned and used. Each of Parent, Merger Sub and each Significant Subsidiary is qualified to do business as a foreign corporation, and is in good standing, under the Legal Requirements of all jurisdictions where the nature of its business requires such qualification and where the failure to be so qualified would have a Material Adverse Effect on Parent. Parent has made available to the Company accurate and complete copies of the certificate of incorporation and bylaws of each of Parent and Merger Sub, including all amendments thereto (collectively, the "Parent Organization Documents").

    3.2  AUTHORITY; BINDING NATURE OF AGREEMENT.

    Each of Parent and Merger Sub has all requisite corporate power and authority to enter into and to perform its obligations under this Agreement. The Board of Directors of Parent (at a meeting duly called and held) has authorized and approved the execution, delivery and performance of this Agreement by Parent and approved the Merger. This Agreement constitutes the legal, valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, subject to (a) Legal Requirements of general application relating to bankruptcy, insolvency and the relief of debtors, and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.

    3.3  CAPITALIZATION, ETC.

      (a) As of September 18, 2001, the authorized capital stock of Parent consists of: (i) 200,000,000 shares of Parent Common Stock and (ii) 5,000,000 shares of Parent Preferred Stock. As of September 18, 2001, 64,949,982 shares of Parent Common Stock have been issued and are outstanding, 689,978 shares of Parent Cumulative Preferred Stock have been issued or are outstanding and no shares of Parent Series A Preferred Stock are issued and outstanding. As of September 18, 2001, 362,815 shares of Parent Common Stock are held in Parent's treasury. All of the outstanding shares of Parent Common Stock have been duly authorized and validly issued, and are fully paid and nonassessable. None of the outstanding shares of Parent Common Stock is entitled or subject to any preemptive right, right of participation, right of maintenance or any similar right or subject to any right of first refusal in favor of Parent.

      (b) All outstanding shares of Parent Common Stock and all outstanding shares of capital stock of each Significant Subsidiary of Parent have been issued and granted in compliance with (i) all applicable securities laws and other applicable Legal Requirements, and (ii) all requirements set forth in applicable Parent Contracts. All of the outstanding shares of capital stock of each of the Significant Subsidiaries of Parent have been duly authorized and are validly issued, are fully paid and nonassessable and are owned beneficially and of record by Parent, free and clear of any Encumbrances. The Parent Common Stock to be issued in the Merger will, when issued in accordance with the provisions of this Agreement, be validly issued, fully paid and nonassessable and in compliance with all applicable securities laws and other applicable Legal Requirements. The shares of Parent Common Stock to be issued upon exercise of Company Options assumed by Parent in connection with the Merger will, when issued, be issued and granted in compliance with (i) all applicable securities laws and other applicable Legal Requirements, and (ii) all requirements set forth in applicable Parent Contracts.

    3.4  SEC FILINGS; FINANCIAL STATEMENTS.

      (a) All registration statements, proxy statements and other statements, reports, schedules, forms and other documents filed by Parent with the SEC since December 31, 1998 (the "Parent SEC Documents") are available to the Company on EDGAR. All statements, reports, schedules, forms and other documents required to have been filed by Parent with the SEC since December 31, 1998 have been so filed. As of their respective dates (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such amendment or superseding filing): (i) each of the Parent SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be); and (ii) none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

      (b) The financial statements (including any related notes) contained in the Parent SEC Documents (the "Parent Financial Statements"): (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC, and except that the unaudited financial statements may not have contained footnotes and were subject to normal and recurring year-end adjustments which were not, or are not reasonably expected to be, individually or in the aggregate, material in amount), and (iii) fairly presented in all material respects the consolidated financial position of Parent and its consolidated subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows of Parent and its consolidated subsidiaries for the periods covered thereby.

    3.5  LIABILITIES.

    Neither Parent nor any Significant Subsidiary of Parent has any accrued, contingent or other liabilities of any nature, either matured or unmatured (whether or not required to be reflected in financial statements prepared in accordance with generally accepted accounting principles, and whether due or to become due), except for: (a) liabilities required to be identified as such in the "Liabilities" column of the Parent Balance Sheet, including the notes thereto; (b) normal and recurring liabilities that have been incurred by Parent and its Significant Subsidiaries since the Parent Balance Sheet Date in the ordinary course of business and consistent with past practices that, individually or in the aggregate, have not had or could not reasonably be expected to have, a Material Adverse Effect on Parent; and (c) liabilities incurred under this Agreement.

    3.6  NON-CONTRAVENTION; CONSENTS.

    Neither the execution, delivery or performance of this Agreement nor the consummation of the Merger or any of the other transactions contemplated by this Agreement, will directly or indirectly (with or without notice or lapse of time):

      (a) contravene, conflict with or result in a violation of any of the provisions of the Parent Organization Documents or any resolution adopted by the stockholders, the board of directors or any committee of the board of directors of Parent or any Significant Subsidiary of Parent;

      (b) contravene, conflict with or result in a violation of, or give any Governmental Body the right to challenge the Merger or any of the other transactions contemplated by this Agreement or to exercise any remedy or obtain any relief under, any Legal Requirement (assuming, with respect to the HSR Act, that any applicable waiting periods have expired or been terminated) or any order, writ, injunction, judgment or decree to which Parent, or any of the assets owned or used by Parent, is subject;

      (c) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by Parent or any Significant Subsidiary of Parent or that otherwise relates to the business of Parent or any Significant Subsidiary of Parent or to any of the assets owned or used by Parent or any Significant Subsidiary of Parent; or

      (d) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Contract that is material to Parent or any Significant Subsidiary of Parent, or give any Person the right to (i) declare a default or exercise any remedy under any Contract that is material to Parent or any Significant Subsidiary of Parent, (ii) a rebate, chargeback, penalty or change in delivery schedule under any Contract that is material to Parent or any Significant Subsidiary of Parent, (iii) accelerate the maturity or performance of any Contract that is material to Parent or any Significant Subsidiary of Parent, or (iv) cancel, terminate or modify any term of any Contract that is material to Parent or any Significant Subsidiary of Parent.

    Except as may be required by the Securities Act, the Exchange Act, the DGCL, the HSR Act, applicable anti-trust laws of any foreign country, and the NYSE Listed Company Manual (as it relates to the Registration Statement and the Proxy Statement) none of Parent or any Subsidiary of Parent was, is or will be required to make any filing with or give any notice to, or obtain any Consent from, any Person in connection with (x) the execution, delivery or performance of this Agreement, or (y) the consummation of the Merger or any of the other transactions contemplated by this Agreement, except in each case, where the failure to make any filing, give any notice or obtain any Consent would not have a Material Adverse Effect on Parent.

    3.7  INTERIM OPERATIONS OF MERGER SUB.

    Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.

    3.8  INFORMATION TO BE SUPPLIED.

    None of the information supplied or to be supplied by or on behalf of Parent for inclusion or incorporation by reference in the Registration Statement will, at the time the Registration Statement is filed with the SEC or becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by or on behalf of Parent for inclusion or incorporation by reference in the Proxy Statement will, at the time the Proxy Statement is mailed to the shareholders of the Company or at the time of the Company Shareholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, Parent makes no representation or warranty with respect to any information supplied by the Company that is contained in the foregoing documents.

    3.9  ABSENCE OF CHANGES.

    Since July 31, 2001 and except as set forth in any documents filed by Parent or any Significant Subsidiary with the SEC since July 31, 2001:

      (a) each of Parent and its Significant Subsidiaries has operated its business in the ordinary course and consistent with past practices; and

      (b) there has not been any event that has had a Material Adverse Effect on Parent, and no fact, event, circumstance or condition exists or has occurred that could reasonably be expected to have a Material Adverse Effect on Parent.

    3.10  COMPLIANCE WITH LEGAL REQUIREMENTS.

    Each of Parent and its Significant Subsidiaries is, and at all times since March 31, 1996, has been, in compliance in all material respects with all applicable Legal Requirements. Since March 31, 1996, neither Parent nor any of its Significant Subsidiaries has received any written notice or, to Parent's knowledge, other communication from any Governmental Body regarding any actual or possible violation of, or failure to comply with, any Legal Requirement (except where such violation or failure to comply would not have a Material Adverse Effect on Parent).

    3.11  GOVERNMENTAL AUTHORIZATIONS.

    Each of Parent and its Significant Subsidiaries holds all Governmental Authorizations necessary to enable Parent and its Significant Subsidiaries to conduct its business in the manner in which such business is currently being conducted. All such Governmental Authorizations are valid and in full force and effect. Each of Parent and its Significant Subsidiaries is, and at all times since March 31, 1996 has been, in compliance in all material respects with the terms and requirements of such Governmental Authorizations. Since March 31, 1996, neither Parent nor any Significant Subsidiaries has received any notice or other communication from any Governmental Body regarding (a) any actual or possible violation of or failure to comply with any term or requirement of any Governmental Authorization, or (b) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Authorization (except where any such violation, failure, revocation, withdrawal, suspension, cancellation, termination or modification would not have a Material Adverse Effect on Parent).

    3.12  LEGAL PROCEEDINGS; ORDERS.

    There is no pending Legal Proceeding and, to Parent's knowledge, no Person has threatened to commence any Legal Proceeding, that involves Parent or any Significant Subsidiary or any of the assets owned or used by Parent, and there is no Order, writ, injunction, judgment or decree to which Parent, or any of the material assets owned or used by Parent or any Significant Subsidiary, is subject (except for Legal Proceedings, Orders, writs, injunctions or decrees which would not have a Material Adverse Effect on Parent).

    3.13  FINANCIAL ADVISOR.

    Except for Credit Suisse First Boston Corporation, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Merger or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Sub.

    3.14  GOVERNMENT CONTRACTS AND OTHER COMMITMENTS.

      (a) To the knowledge of Parent, with respect to Government Contracts held by Parent or any of its Significant Subsidiaries, there is, as of the date hereof, no (i) civil fraud or criminal investigation by any Governmental Body, (ii) Significant Subsidiary (nor Parent), or officers, employees, or affiliates thereof, currently suspended or debarred, or suspension or debarment proceeding (or equivalent proceeding) against Parent or any of its Significant Subsidiaries, their officers, employees or affiliates, (iii) request by any Governmental Body for a contract price adjustment based on a claimed disallowance by any Governmental Body or at the direction of a Governmental Body or written notice of defective pricing other than as reserved for on the Parent Financial Statements in accordance with GAAP, (iv) claim or equitable adjustment by Parent or any of its Significant Subsidiaries against the U.S. Government or any third party in excess of $500,000, (v) written notice challenging, questioning or disallowing any cost(s) in excess of $500,000, (vi) notice of contract termination, cure notice or show cause notice, or (vii) violation of any statutory, regulatory or contractual provisions that could result in any fine or penalty of a criminal, civil or administrative nature.

      (b) Each Government Contract is in full force and effect, constitutes a valid and binding obligation of and is legally enforceable in accordance with its terms against Parent or the Significant Subsidiary party thereto and, to the knowledge of Parent, the Government Contracts are valid, binding and enforceable obligations of the other parties thereto, except as such enforceability may be subject to the effects of any applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar Legal Requirements affecting creditors' rights generally or subject to the effects of general equitable principles (whether considered in a proceeding in equity or at law). Each of Parent and its Significant Subsidiaries has complied in all material respects with all of the provisions of such Government Contracts and is not in default thereunder, and there has not occurred any event which (whether with or without notice, lapse of time, or the happening or occurrence of any other event) would constitute such a default (except in each case where any such default would not have a Material Adverse Effect on Parent), and the execution of this Agreement by Parent and its performance hereunder will not cause, or result in, a breach or default under any Government Contract in each case. There has not been (i) any failure by Parent or any of its Significant Subsidiaries or, to the knowledge of Parent, any other party to any such Government Contract to comply with all material provisions thereof which failure to perform would have a Material Adverse Effect on Parent, (ii) any default by Parent or, to the knowledge of Parent, any other party thereunder, which default would have a Material Adverse Effect on Parent or (iii) to the knowledge of Parent (A) any written cancellation thereof which has not been cured or (B) any outstanding dispute thereunder which has not been cured. Parent is not a guarantor or otherwise liable for any liability or obligation (including indebtedness) of any other Person other than any of its Significant Subsidiaries.

    3.15  PARENT STOCKHOLDER APPROVAL.

    This Agreement and the transactions contemplated hereby, including the issuance of shares of Parent Common Stock pursuant to the Merger, do not require the approval of the holders of any (a) shares of capital stock of Parent or (b) voting securities of Parent.

    3.16  TAX MATTERS.

      (a) Parent has no present plan or intention to liquidate the Company.

      (b) It is the present intention of Parent to continue at least one significant historic business line of the Company, or to use at least a significant portion of the Company's historic business assets in a business, in each case within the meaning of Treasury Regulation Section 1.368-1(d).

    3.17  DISCLOSURE.

    Between July 31, 2001 and the date of this Agreement, no event has occurred which has not been disclosed to the Company which Parent would have been required to disclose in a registration statement for the offering of securities under the Securities Act.

SECTION 4. CERTAIN COVENANTS OF THE COMPANY AND PARENT

    4.1  ACCESS AND INVESTIGATION.

    During the period from the date of this Agreement through the Effective Time unless this Agreement shall be terminated in accordance with Section 7 (the "Pre-Closing Period"), subject to applicable antitrust laws and regulations relating to the exchange of information, (a) the Company shall, and shall cause the respective Representatives of the Acquired Corporations to: (i) provide Parent and Parent's Representatives with reasonable access during normal business hours to the Acquired Corporations' Representatives, personnel and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to the Acquired Corporations; and (ii) provide Parent and Parent's Representatives with such copies of the existing books, records, Tax Returns, work papers and other documents and information relating to the Acquired Corporations, and with such additional financial, operating and other data and information regarding the Acquired

Corporations, in each case, as Parent may reasonably request, and (b) Parent shall, and shall cause the Representatives of its Significant Subsidiaries to: (i) provide the Company and the Company's Representatives with reasonable access during normal business hours to the Parent's and its Significant Subsidiaries' Representatives, personnel and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to Parent and its Significant Subsidiaries; and (ii) provide the Company and the Company's Representatives with such copies of the existing books, records, Tax Returns, work papers and other documents and information relating to the Parent and its Significant Subsidiaries, and with such additional financial, operating and other data and information regarding the Parent and its Significant Subsidiaries, in each case, as the Company may reasonably request. Parent and the Company will hold any such information which is not public in confidence in accordance with the Mutual Nondisclosure Agreement.

    4.2  OPERATION OF THE COMPANY'S BUSINESS.

      (a) During the Pre-Closing Period the Company shall: (i) ensure that each of the Acquired Corporations conducts its business and operations (A) in the ordinary course in accordance with past practices, and (B) in material compliance with all applicable Legal Requirements and the requirements of all Company Material Contracts; (ii) use reasonable efforts to ensure that each of the Acquired Corporations preserves intact its current business organization, keeps available the services of its current officers and employees and maintains its relations and goodwill at least as favorable as at the date of this Agreement with all suppliers, customers, distributors, landlords, creditors, licensors, licensees and other Persons having business relationships with the respective Acquired Corporations; (iii) provide all notices, assurances and support required by any Contract relating to any Proprietary Asset in order to ensure that no condition under such Contract occurs which could result in, or could increase the likelihood of any transfer or disclosure by any Acquired Corporation of any source code materials or other Proprietary Asset; and (iv) keep in full force and effect (with the same scope and limits of coverage) all insurance policies in effect as of the date of this Agreement covering all material assets of the Acquired Corporations.

      (b) During the Pre-Closing Period, except as set forth in Schedule 4.2(b) of the Company Disclosure Schedule, the Company shall not (without the prior written consent of Parent), and shall not permit any of the other Acquired Corporations to:

         (i) declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock or repurchase, redeem or otherwise reacquire any shares of capital stock or other securities;

        (ii) sell, issue, grant or authorize the issuance or grant of (A) any capital stock, other security (including the sale, transfer or grant of any treasury shares) or any obligation convertible or exchangeable for capital stock, (B) any Company Stock Right (except that, prior to the Effective Time, the Company may issue Company Common Stock upon the valid exercise of Company Options outstanding as of the date of this Agreement and in connection with issuances of shares previously authorized under the ESPP Plans) or (C) any option to acquire any shares of capital stock or other securities of any of the Acquired Corporations pursuant to the Company Stock Option Plans;

        (iii) amend or waive any of its rights under, or accelerate the vesting under, any provision of any of the Company Stock Option Plans, any provision of any agreement evidencing any outstanding stock option or any restricted stock purchase agreement, or otherwise modify any of the terms of any outstanding option, warrant, or other security or any related Contract;

        (iv) amend or permit the adoption of any amendment to the Company Organization Documents, or effect or become a party to any Company Acquisition Transaction, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

        (v) form any Subsidiary or acquire any equity interest or other interest in any other Entity;

        (vi) enter into or become bound by, or permit any of the assets owned or used by it to become bound by, any Contract with obligations in excess of $250,000, or waive, release, or assign any rights or claims, or modify or terminate any Company Material Contract with obligations in excess of $250,000;

       (vii) acquire or agree to acquire, by merging or consolidating with, by purchasing an equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets of any other person (other than the purchase of assets from suppliers or vendors in the ordinary course of business);

       (viii) sell, lease, exchange, mortgage, pledge, transfer or otherwise subject to any Encumbrance or dispose of any of its assets, except for sales, dispositions or transfers in the ordinary course of business;

        (ix) (A) incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities, guarantee any debt securities of another Person, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any agreement having the economic effect of any of the foregoing, except for borrowings incurred in the ordinary course of business, or (B) make any loans, advances or capital contributions to, or investments in, any other person other than travel and payroll advances made to employees in the ordinary course of business;

        (x) pay, discharge, settle or satisfy any claims, liabilities or obligations (whether absolute or contingent, matured or unmatured, known or unknown), other than the payments, discharges or satisfactions (A) of less than $50,000 or (B) in the ordinary course of business which are materially in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the Company Financial Statements or waive any material benefits of, or agree to modify in any material respect, any confidentiality, standstill or similar agreements to which any Acquired Company is a party;

        (xi) make or agree to make any new capital expenditures which are not included in the Company's fiscal year ending March 31, 2002 capital expenditures budget, a copy of which was made available to Parent, to the extent that such new capital expenditures exceed in the aggregate $150,000;

       (xii) except for actions taken with respect to officers below the level of vice president in the ordinary course of business consistent with past practices, (A) increase in any manner the compensation or fringe benefits of, or pay any bonus to, any director, officer or employee; (B) grant any severance or termination pay (other than pursuant to the normal severance practices or existing agreements of the Company in effect on the date of this Agreement) to, or enter into any severance agreement with, any director, officer or employee, or enter into any employment agreement with any director, officer or employee or otherwise without the prior written consent of Parent; (C) establish, adopt, enter into or amend any Company Benefit Plan or other arrangement, except as may be required to comply with Applicable Legal Requirements; (D) pay any benefit not provided for under any Company Benefit Plan or other arrangement; (E) grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or Company Benefit Plan or other arrangement (including the grant of stock options, stock appreciation rights, stock-based or stock-related awards, performance units or restricted stock, or the removal of existing restrictions in any Company

    Benefit Plan or other arrangement or agreement or awards made thereunder); (F) take any action to fund prior to when due or in any other way secure the payment of compensation or benefits under any agreement; or (G) hire, promote or fire any director or officer at the level of vice president or above;

       (xiii) change any of its methods of accounting or accounting practices in any respect, except as required by GAAP;

       (xiv) make or rescind any express or deemed election relating to Taxes, settle or compromise any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes which would reasonably be expected to result in a Material Adverse Effect on the Acquired Corporations, or change any of its methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of the federal income tax returns;

       (xv) commence or settle any Legal Proceeding;

       (xvi) other than as expressly provided by this Agreement, enter into any material transaction or take any other material action outside the ordinary course of business or inconsistent with past practices;

      (xvii) other than as expressly provided by this Agreement, take, or permit the taking of any action, which could reasonably be expected to cause the vesting of any Company Options to be accelerated in accordance with the terms of any of the Company Stock Option Plans;

      (xviii) take, agree to take, or omit to take any action which would (A) make any of the representations and warranties of the Company contained in this Agreement untrue or incorrect (to the extent that such representations and warrants are qualified by materiality or Material Adverse Effect), or, untrue or incorrect in all material respects to the extent such representations and warranties are not qualified by materiality or Material Adverse Effect, (B) prevent the Company from performing or cause the Company not to perform its covenants hereunder in all material respects (to the extent that such covenants are not qualified by materiality), or (C) cause any of the conditions set forth in Section 6 not to be able to be satisfied prior to the Termination Date; or

       (xix) agree or commit to take any of the actions described in clauses "(i)" through "(xviii)" of this Section 4.2(b).

      (c) During the Pre-Closing Period, the Company shall promptly notify Parent in writing of: (i) the discovery by the Company of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes a material inaccuracy in any representation or warranty made by the Company in this Agreement; (ii) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute a material inaccuracy in any representation or warranty made by the Company in this Agreement if (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance, or (B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement; (iii) any material breach of any covenant or obligation of the Company; and (iv) any event, condition, fact or circumstance that would make the timely satisfaction of any condition set forth in Section 6 or Annex I impossible or unlikely or that has had or could reasonably be expected to have a Material Adverse Effect on the Acquired Corporations. No notification given to Parent pursuant to this Section 4.2(c) shall limit or otherwise affect any of the representations, warranties, covenants or obligations of the Company contained in this Agreement.

      (d) During the Pre-Closing Period, Parent shall promptly notify the Company in writing of: (i) the discovery by Parent or Merger Sub of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes a material inaccuracy in any representation or warranty made by Parent or Merger Sub in this Agreement; (ii) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute a material inaccuracy in any representation or warranty made by Parent in this Agreement if (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance, or (B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement; (iii) any material breach of any covenant or obligation of Parent or Merger Sub; and (iv) any event, condition, fact or circumstance that would make the timely satisfaction of any condition set forth in Section 6 or Annex II impossible or unlikely or that has had or could reasonably be expected to have a Material Adverse Effect on Parent. No notification given to the Company pursuant to this Section 4.2(d) shall limit or otherwise affect any of the representations, warranties, covenants or obligations of Parent or Merger Sub contained in this Agreement.

    4.3  NO SOLICITATION BY THE COMPANY.

      (a) During the Pre-Closing Period, the Company shall not directly or indirectly, and shall not authorize or permit any of the other Acquired Corporations or any Representative of any of the Acquired Corporations directly or indirectly to, (i) solicit, initiate, encourage, induce or facilitate the making, submission or announcement of any Company Acquisition Proposal or take any action that could reasonably be expected to lead to a Company Acquisition Proposal, (ii) furnish any information regarding any of the Acquired Corporations to any Person (other than Parent or Merger Sub) in connection with or in response to a Company Acquisition Proposal or an inquiry or indication of interest that reasonably could be expected to lead to a Company Acquisition Proposal, (iii) engage in discussions or negotiations with any Person with respect to any Company Acquisition Proposal, (iv) approve, endorse or recommend any Company Acquisition Proposal or (v) enter into any letter of intent or similar document or any Contract contemplating or otherwise relating to any Company Acquisition Transaction; provided, however, that this Section 4.3(a) shall not prohibit (A) the Company, or the Board of Directors of the Company, from furnishing nonpublic information regarding the Acquired Corporations to, or entering into discussions with, any Person in response to a Company Superior Offer that is submitted to the Company by such Person (and not withdrawn) if (1) neither the Company nor any Representative of any of the Acquired Corporations shall have violated any of the restrictions set forth in this Section 4.3, (2) the Board of Directors of the Company concludes in good faith, after consultation with its outside legal counsel, that such action is required in order for the Board of Directors of the Company to comply with its fiduciary obligations to the Company under applicable Legal Requirements, (3) the Board of Directors determines in good faith, after consultation with its outside legal counsel, that taking such action would be reasonably likely to lead to the delivery of a Company Superior Offer, (4) at least two (2) business days prior to furnishing any such nonpublic information to, or entering into discussions with, such Person, the Company gives Parent written notice of the identity of such Person and of the Company's intention to furnish nonpublic information to, or enter into discussions with, such Person, and the Company receives from such Person an executed confidentiality agreement containing customary limitations on the use and disclosure of all nonpublic written and oral information furnished to such Person or any of such Person's Representatives by or on behalf of the Company, and (5) at least two (2) business days prior to furnishing any such nonpublic information to such Person, the Company furnishes such nonpublic information to Parent (to the extent such nonpublic information has not been previously furnished by the Company to Parent); or (B) the Company from complying with Rule 14e-2 promulgated under the Exchange Act with regard to a Company Acquisition Proposal. Without limiting the generality of the foregoing, the Company acknowledges and agrees that any violation of any of the restrictions set forth in the preceding sentence by any Representative of any of the Acquired Corporations, whether or not such Representative is purporting to act on behalf of any of the Acquired Corporations, shall be deemed to constitute a breach of this Section 4.3 by the Company.

      (b) The Company shall promptly (and in no event later than twenty-four (24) hours after receipt of any Company Acquisition Proposal, any inquiry or indication of interest that could lead to a Company Acquisition Proposal or any request for nonpublic information) advise Parent orally and in writing of any Company Acquisition Proposal, any inquiry or indication of interest that could lead to a Company Acquisition Proposal or any request for nonpublic information relating to any of the Acquired Corporations (including the identity of the Person making or submitting such Company Acquisition Proposal, inquiry, indication of interest or request, and the terms thereof) that is made or submitted by any Person during the Pre-Closing Period. The Company shall keep Parent fully informed on a prompt basis with respect to the status of any such Company Acquisition Proposal, inquiry, indication of interest or request and any modification or proposed modification thereto. The Company agrees that the Company shall simultaneously provide to Parent any non-public information concerning the Company provided to any Person in connection with any Company Acquisition Proposal which was not previously provided to Parent.

      (c) The Company shall immediately cease and cause to be terminated any existing discussions with any Person (other than Parent) that relate to any Company Acquisition Proposal, except as may be provided for in Section 4.3(a).

      (d) The Company agrees not to release any Person (other than Parent) from or waive any provision of any confidentiality, "standstill" or similar agreement to which the Company is a party and will use its reasonable best efforts to enforce each such agreement at the request of Parent. The Company also will promptly request each Person (other than Parent) that has executed, within twelve (12) months prior to the date of this Agreement, a confidentiality, standstill or similar agreement in connection with its consideration of a possible Company Acquisition Transaction to return all confidential information heretofore furnished to such Person by or on behalf of the Company.

      (e) Notwithstanding anything in this Agreement to the contrary, the Recommendations may be withheld, withdrawn or modified in a manner adverse to Parent if: (i) an unsolicited, bona fide written offer is made to the Company by a third party for a merger, consolidation, business combination, sale of substantial assets, sale of shares of capital stock (including without limitation by way of a tender offer) or similar transaction, and such offer is not withdrawn; (ii) the Company's Board of Directors determines in good faith (after consultation with Quarterdeck or another nationally recognized financial advisor) that such offer constitutes a Company Superior Offer and that such offer is reasonably likely to be consummated; (iii) after having received the advice of the Company's outside legal counsel, the Company's Board of Directors determines in good faith that, in light of such Company Superior Offer, the withdrawal or modification of the Recommendations is required in order for the Company's Board of Directors to comply with its fiduciary obligations to the Company under applicable Legal Requirements; (iv) the Recommendations are not withdrawn or modified in a manner adverse to Parent at any time prior to two (2) business days after Parent receives written notice from the Company confirming that the Company's Board of Directors has determined that such offer is a Company Superior Offer and providing to Parent a copy of any such Superior Offer, (v) for a period of two (2) business days after notifying Parent of such determination, the Company, if requested by Parent, shall negotiate in good faith with Parent to make such adjustments to the terms and conditions of this Agreement as would enable the Board of Directors of the Company to continue to recommend the Merger on such adjusted terms; (vi) the Company shall have released Parent from the provisions of any standstill or similar agreement restricting Parent from acquiring securities of the Company; and (vii) neither the Company nor any of its Representatives shall have violated any of the restrictions set forth in Section 4.3(a).

SECTION 5. ADDITIONAL COVENANTS OF THE PARTIES

    5.1  REGISTRATION STATEMENT AND PROXY STATEMENT FOR SHAREHOLDER APPROVAL.

    As soon as practicable following the execution of this Agreement, Parent and the Company shall prepare, and the Company shall file with the SEC, a proxy statement of the Company in connection with the Merger complying with applicable Legal Requirements and including the opinion of Quarterdeck (the "Proxy Statement"), and Parent and the Company shall prepare, and Parent shall file with the SEC, a registration statement on Form S-4 (such registration statement, together with the amendments thereto, being the "Registration Statement") for the offer and sale of Parent Common Stock pursuant to the Merger and in which the Proxy Statement will be included as a prospectus. Each of the Company and Parent shall use commercially reasonable efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing. The Company will use reasonable efforts to cause the Proxy Statement to be mailed to the Company's shareholders as promptly as practicable after the Registration Statement is declared effective under the Securities Act. Parent shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or filing a general consent to service of process) required to be taken under any applicable state securities laws and other applicable Legal Requirements in connection with the issuance of Parent Common Stock in the Merger and the Company shall furnish all information concerning the Company and the holders of capital stock of the Company as may be reasonably requested in connection with any such action and the preparation, filing and distribution of the Proxy Statement. No filing of, or amendment or supplement to, or correspondence to the SEC or its staff with respect to, the Registration Statement will be made by Parent, or with respect to the Proxy Statement will be made by the Company, without providing the other party a reasonable opportunity to review and comment thereon. Parent will advise the Company, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information. The Company will advise Parent, promptly after it receives notice thereof, of any request by the SEC for the amendment of the Proxy Statement or comments thereon and responses thereto or requests by the SEC for additional information. If at any time prior to the Effective Time any information relating to the Company or Parent, or any of their respective affiliates, officers or directors, is discovered by the Company or Parent which should be set forth in an amendment or supplement to either the Registration Statement or the Proxy Statement, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by applicable Legal Requirements, disseminated to the shareholders of the Company.

    5.2  COMPANY SHAREHOLDERS' MEETING.

      (a) Parent and the Company shall take all action necessary under all applicable Legal Requirements to call, give notice of and hold a meeting of the holders of Company Common Stock to vote on a proposal to adopt this Agreement and the Plan of Merger (the "Company Shareholders' Meeting"). The Company Shareholders' Meeting shall be held as soon as reasonably practicable after the Registration Statement is declared effective under the Securities Act; provided, however, that without the prior written consent of Parent, which may be granted or withheld in Parent's sole discretion, in the event that the condition set forth in Section 6.1(e) has not been satisfied, or waived by the Company, Parent and Merger Sub, the Company shall not hold the Company Shareholders' Meeting prior to the date which is eight (8) business days prior to the Termination Date. The Company shall use reasonable efforts to take all actions necessary or advisable to solicit proxies in favor of the Merger and shall ensure that all proxies solicited in connection with the Company Shareholders' Meeting are solicited in compliance with all applicable Legal Requirements. Once the Company Shareholders' Meeting has been called and noticed, the Company shall not postpone or adjourn the Company Shareholders' Meeting (other than for the absence of a quorum) without the consent of Parent.

      (b) The Proxy Statement shall include the Recommendations, and, subject to Section 4.3(e), the Recommendations shall not be withdrawn or modified in a manner adverse to Parent, and no resolution by the Board of Directors of the Company or any committee thereof to withdraw or modify the Recommendations in a manner adverse to Parent shall be adopted or proposed.

      (c) The Company's obligation to call, give notice of and hold the Company Shareholders' Meeting in accordance with Section 5.2(a) shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission of any Company Superior Offer or other Company Acquisition Proposal, or by any withdrawal or modification of the Recommendations.

      (d) The Company and Parent shall cooperate with one another (i) in connection with the preparation of the Proxy Statement and the Registration Statement, (ii) in determining whether any action by or in respect of, or filing with, any Governmental Body is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement and (iii) in seeking any such actions, consents, approvals or waivers or making any such filings, furnishing information required in connection therewith or with the Proxy Statement and the Registration Statement and seeking timely to obtain any such actions, consents, approvals or waivers.

    5.3  REGULATORY APPROVALS.

    Each of the Company and Parent shall use its reasonable efforts to file, as soon as practicable after the date of this Agreement, all notices, reports and other documents required to be filed with any Governmental Body with respect to the Merger and the other transactions contemplated by this Agreement, and to submit promptly any additional information requested by any such Governmental Body. Without limiting the generality of the foregoing, if Parent determines that it is so required, the Company and Parent shall, promptly after the date of this Agreement, prepare and file the notifications required under the HSR Act and any applicable foreign antitrust laws or regulations in connection with the Merger. The Company and Parent shall respond as promptly as practicable to (a) any inquiries or requests received from the Federal Trade Commission or the Department of Justice for additional information or documentation and (b) any inquiries or requests received from any state attorney general, foreign antitrust authority or other Governmental Body in connection with antitrust or related matters. Each of the Company and Parent shall (i) give the other party prompt notice of the commencement or threat of commencement of any Legal Proceeding by or before any Governmental Body with respect to the Merger or any of the other transactions contemplated by this Agreement, (ii) keep the other party informed as to the status of any such Legal Proceeding or threat, and (iii) promptly inform the other party of any communication to or from the Federal Trade Commission, the Department of Justice or any other Governmental Body regarding the Merger. Except as may be prohibited by any Governmental Body or by any Legal Requirement, the Company and Parent will consult and cooperate with one another, and will consider in good faith the views of one another, in connection with any analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted in connection with any Legal Proceeding under or relating to the HSR Act or any other foreign, federal or state antitrust or fair trade law. In addition, except as may be prohibited by any Governmental Body or by any Legal Requirement, in connection with any Legal Proceeding under or relating to the HSR Act or any other foreign, federal or state antitrust or fair trade law or any other similar Legal Proceeding, each of the Company and Parent will permit authorized Representatives of the other party to be present at each meeting or conference with government representatives relating to any such Legal Proceeding and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Governmental Body in connection with any such Legal Proceeding. Notwithstanding anything to the contrary in this Section 5.3, neither Parent nor the Company nor any of their respective Subsidiaries shall be required to take any action that could reasonably be expected to substantially impair the overall benefits expected, as of the date hereof, to be realized from the consummation of the Merger.

    5.4  ASSUMPTION OF STOCK OPTIONS.

      (a) At the Effective Time all rights with respect to Company Common Stock under each Employee Option then outstanding shall be converted into and become rights with respect to Parent Common Stock, and Parent shall assume each such Employee Option in accordance with the terms and conditions (as in effect as of the date of this Agreement) of the Employee Option Plan under which it was issued and the terms and conditions of the stock option agreement by which it is evidenced. From and after the Effective Time, (i) each Employee Option assumed by Parent may be exercised solely for shares of Parent Common Stock, (ii) the number of shares of Parent Common Stock subject to each such Employee Option shall be equal to the number of shares of Company Common Stock subject to such Employee Option immediately prior to the Effective Time multiplied by the Exchange Ratio, rounding down to the nearest whole share, (iii) the per share exercise price under each such Employee Option shall be adjusted by dividing the per share exercise price under such Employee Option by the Exchange Ratio and rounding up to the nearest cent, and (iv) any restriction on the exercise of any such Employee Option shall continue in full force and effect and the term, exercisability, vesting schedule and other provisions of such Employee Option shall otherwise remain unchanged, except as otherwise provided in such Employee Option with respect to a "change of control".

      (b) Prior to the Effective Time, the Company shall take all action that may be necessary (under the plans pursuant to which Employee Options are outstanding and otherwise) to effectuate the provisions of this Section 5.4 and to ensure that, from and after the Effective Time, holders of Employee Options have no rights with respect thereto other than those specifically provided in this Section 5.4.

      (c) Parent shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery under the Employee Options Plans assumed in accordance with this Section 5.4.

      (d) Parent shall not assume the Director Option Plan or any Director Options outstanding thereunder. Each Director Option outstanding under the Director Option Plan shall be treated in accordance with the provisions of the Director Option Plan, including Section 4.2(c) thereof. The Company shall give any required notice to all individuals who hold Director Options in accordance with the Director Option Plan. At the Effective Time, the Director Option Plan and each Director Option outstanding thereunder shall be terminated in accordance with the provisions of Director Option Plan, including Section 4.2(c) thereof.

      (e) Parent shall not assume the Company ESPP, Director ESPP, and Leave ESPP, or any outstanding options to purchase shares of the Company under the ESPP Plans. The Company shall terminate the ESPP Plans effective as of the Effective Time and shall suspend the ESPP Plans effective after the close of business on September 30, 2001, as authorized in Section 20 of the Company ESPP, Section 20 of the Director ESPP, and Section 13 of the Leave ESPP.

    5.5  EMPLOYEE BENEFITS.

    All employees of the Acquired Corporations who continue employment with Parent, the Surviving Corporation or a Subsidiary of Parent after the Effective Time ("Continuing Employees") shall be eligible to continue to participate in the Surviving Corporation's or Subsidiary's health, vacation and other employee benefit plans; provided, however, that nothing in this Section 5.5 or elsewhere in this Agreement shall limit the right of Parent or the Surviving Corporation or Subsidiary to amend or terminate any such health, vacation or other employee benefit plan at any time; provided, further, that if Parent or the Surviving Corporation or Subsidiary terminates any such health, vacation or other employee benefit plan, only to the extent Parent maintains comparable health, vacation and other employee benefit plans, then, subject to any transition or waiting period required by Legal Requirements or any third-party notwithstanding Parent's good faith efforts to obtain a waiver of any such period from such third-party, the Continuing Employees shall be eligible to participate in Parent's health, vacation and other employee benefit plans, to substantially the same extent as employees of Parent in similar positions with the same seniority or years of service and such seniority and service with the Acquired Corporations shall be recognized for eligibility and vesting purposes. Nothing in this Section 5.5 or elsewhere in this Agreement shall be construed to create any obligation on behalf of Parent to create any employee benefit plan that does not exist as of the date of this Agreement or amend any employee benefit plan currently maintained by Parent, except as any such amendment is required to give effect to the seniority and years of service provisions with respect to eligibility and vesting as set forth in this Section 5.5, nor shall this be construed to create any right in any employee to employment with Parent, the Surviving Corporation or any other Subsidiary of Parent and, subject to any other binding written agreement between an employee and Parent or the Surviving Corporation, the employment of each Continuing Employee shall be "at will" employment.

    5.6  INDEMNIFICATION OF OFFICERS AND DIRECTORS.

      (a) Parent shall cause all rights to indemnification existing in favor of those Persons who are or were directors and officers of the Company prior to or as of the date of this Agreement (the "Indemnified Persons") for acts and omissions occurring prior to the Effective Time, as provided in the Company's articles of incorporation and bylaws (as in effect as of the date of this Agreement), to continue in effect without modification or amendment after the consummation of the Merger and to be observed by the Surviving Corporation to the fullest extent permitted by Virginia law.

      (b) From the Effective Time until the sixth anniversary of the Effective Time, the Surviving Corporation shall provide for the benefit of the insured parties named in such policy and the Indemnified Persons, only with respect to acts or omissions occurring prior to the Effective Time, directors' and officers' liability insurance on terms with respect to coverage and amount at least as favorable as those of the insurance policy maintained by the Company as of the date of this Agreement in the form attached to the Company Disclosure Schedule as Schedule 5.6 (provided that the Surviving Corporation will not be required to maintain such policy except to the extent that the aggregate annual cost of maintaining such policy is not in excess of one hundred fifty percent (150%) of the current annual cost, in which case the Surviving Corporation shall maintain such policies up to an annual cost of one hundred fifty percent (150%) of the current annual amount).

    5.7  ADDITIONAL AGREEMENTS.

    Each of Parent and the Company shall use its reasonable best efforts to take, or cause to be taken, all actions necessary to consummate the Merger and make effective the other transactions contemplated by this Agreement. Without limiting the generality of the foregoing each party to this Agreement (a) shall make all filings (if any) and give all notices (if any) required to be made and given by such party in connection with the Merger and the other transactions contemplated by this Agreement; (b) shall use its reasonable best efforts to obtain each Consent (if any) required to be obtained (pursuant to any applicable Legal Requirement or Contract, or otherwise) by such party in connection with the Merger or any of the other transactions contemplated by this Agreement; and (c) shall use its reasonable best efforts to lift any restraint, injunction or other legal bar to the Merger.

Each of Parent and the Company shall promptly deliver to the other a copy of each such filing made, each such notice given and each such Consent obtained by it during the Pre-Closing Period.

    5.8  PUBLIC DISCLOSURE.

    Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to the transactions contemplated hereunder and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by Legal Requirements or any listing agreement with, or the rules of, Nasdaq or the NYSE.

    5.9  TAX MATTERS.

    At or prior to the filing of the Registration Statement, the Company and Parent shall execute and deliver to Hogan & Hartson L.L.P. and to Venable, Baetjer and Howard, LLP, tax representation letters in customary form. Parent, Merger Sub and the Company shall each confirm to Hogan & Hartson L.L.P. and to Venable, Baetjer and Howard, LLP, on such dates as shall be reasonably requested by Hogan & Hartson L.L.P. and Venable, Baetjer and Howard, LLP, the accuracy and completeness of the tax representation letters delivered pursuant to the immediately preceding sentence. Each of Parent and the Company shall use its reasonable best efforts prior to the Effective Time to cause the Merger to qualify as a reorganization under Section 368(a) of the Code. Following delivery of the tax representations letters pursuant to the first sentence of this Section 5.9, each of Parent and the Company shall use its reasonable efforts to cause Hogan & Hartson L.L.P. and Venable, Baetjer and Howard, LLP, respectively, to deliver to it a tax opinion satisfying the requirements of Item 601 of Regulation S-K promulgated under the Securities Act. In rendering such opinions, each of such counsel shall be entitled to rely on the tax representation letters referred to in this Section 5.9.

    5.10  RESIGNATION OF DIRECTORS.

    The Company shall use its reasonable best efforts to obtain and deliver to Parent prior to the Closing the resignation of each director of each of the Acquired Corporations effective as of the Effective Time.

    5.11  LISTING.

    Parent shall use its reasonable best efforts to cause the shares of Parent Common Stock being issued in the Merger to be approved for listing (subject to official notice of issuance) on the NYSE.

    5.12  TAKEOVER LAWS; ADVICE OF CHANGES.

      (a) If any Takeover Law may become, or may purport to be, applicable to the transactions contemplated in this Agreement, each of Parent and the Company and the members of their respective Boards of Directors will grant such approvals and take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable, and in any event prior to the Termination Date, on the terms and conditions contemplated hereby and thereby and otherwise act to eliminate the effect of any Takeover Law on any of the transactions contemplated by this Agreement.

      (b) Each of the Company and Parent will give prompt notice to the other (and will subsequently keep the other informed on a current basis of any developments related to such notice) upon its becoming aware of the occurrence or existence of any fact, event or circumstance that (i) is reasonably likely to result in any Material Adverse Effect on the Acquired Corporations or on Parent, respectively, (ii) would cause or constitute a breach of any representations, warranties or covenants contained herein or (iii) is reasonably likely to result in any of the conditions set forth in Section 6 or in Annex I or Annex II not being able to be satisfied prior to the Termination Date.

    5.13  FORM S-8; SECTION 16.

      (a) Parent agrees to file one or more registration statements on Form S-8 for the shares of Parent Common Stock issuable with respect to assumed Company Stock Options within ten (10) business days after the Effective Time and keep any such registration statements effective until all shares registered thereunder have been issued.

      (b) Parent shall, prior to the Effective Time, cause Parent's Board of Directors to approve the issuance of shares of Parent Common Stock in connection with the Merger (including shares of Parent Common Stock to be issued in connection with the exercise of any Company Options assumed by Parent under Section 5.4), with respect to any employees of the Company who upon the Effective Time will become subject to the reporting requirements of Section 16 of the Exchange Act to the extent necessary for such issuance to be an exempt acquisition pursuant to SEC Rule 16b-3, provided, however, that Parent shall not be deemed to have violated this covenant if the Company does not provide to the Board of Directors of Parent at least five (5) business days prior to the Effective Time, all information reasonably requested by Parent for the purpose of effecting such exemption. Prior to the Effective Time, the Board of Directors of the Company shall approve the disposition of Company Common Stock in connection with the Merger by those directors and officers of the Company subject to the reporting requirements of Section 16 of the Exchange Act to the extent necessary for such disposition to be an exempt disposition pursuant to SEC Rule 16b-3.

    5.14  AFFILIATES.

    Within ten (10) days after the date of this Agreement, the Company shall deliver to Parent a letter identifying all Persons who are, to the Company's knowledge, affiliates of the Company for purposes of Rule 145 under the Securities Act. Parent shall place the appropriate Rule 145 legend on the stock certificates representing Parent Common Stock issued in the Merger to such affiliates. Parent shall use its reasonable efforts to remove such legends promptly when such legends are no longer required by applicable Legal Requirements.

    5.15  RIGHTS AGREEMENT; LITIGATION.

      (a) Except as expressly required by this Agreement, the Company shall not, without the prior written consent of Parent, amend the Rights Agreement or take any other action with respect to, or make any determination under, the Rights Agreement, including a redemption of the Rights or any action to facilitate a Company Acquisition Proposal.

      (b) The Company shall give Parent the opportunity to participate in the defense of any litigation against the Company and/or its directors relating to the transactions contemplated by this Agreement and the Voting Agreement.

SECTION 6. CONDITIONS TO THE MERGER

    6.1  CONDITIONS TO EACH PARTY'S OBLIGATION.

    The respective obligations of the Company, Parent and Merger Sub to consummate the Merger are subject to the satisfaction or, to the extent permitted by Legal Requirements, the waiver by each party on or prior to the Effective Time of each of the following conditions:

      (a) To the extent required by the VSCA, this Agreement and the Plan of Merger shall have been adopted and approved by the shareholders of the Company;

      (b) No provision of any applicable Legal Requirements and no judgment, injunction, Order or decree shall prohibit the consummation of the Merger or the other transactions contemplated by this Agreement;

      (c) The Registration Statement shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order, and any material "blue sky" and other state securities laws applicable to the registration and qualification of the Parent Common Stock shall have been complied with;

      (d) The shares of Parent Common Stock to be issued in the Merger shall have been included for listing on the NYSE (subject to official notice of issuance); and

      (e) Parent shall have obtained the consent of the Required Lenders (as such term is defined in the Parent Credit Agreement) under the Parent Credit Agreement to the consummation of the Merger.

    6.2  ADDITIONAL CONDITIONS TO PARENT'S AND MERGER SUB'S OBLIGATIONS.

    The respective obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction or, to the extent permitted by Legal Requirements, the waiver by Parent and Merger Sub on or prior to the Effective Time of each of the following conditions:

      (a) The conditions set forth in Annex I hereto;

      (b) Parent shall have received a certificate from an executive officer of the Company certifying as to the matters set forth in paragraphs (b), (c) and (d) of Annex I; and

      (c) The issuance of the shares of Parent Common Stock to be issued in the Merger shall not, under the rules of the NYSE, require the approval of Parent's stockholders.

    6.3  ADDITIONAL CONDITIONS TO THE COMPANY'S OBLIGATIONS.

    The obligations of the Company to consummate the Merger are subject to the satisfaction or, to the extent permitted by Legal Requirements, the waiver by the Company on or prior to the Effective Time of each of the following conditions:

      (a) The conditions set forth in Annex II hereto; and

      (b) The Company shall have received a certificate from an executive officer of Parent certifying as to the matters set forth in paragraphs (a) and (b) of Annex II.

SECTION 7. TERMINATION

    7.1  TERMINATION.

    This Agreement may be terminated prior to the Effective Time, whether before or after adoption of this Agreement by the Company's shareholders:

      (a) by mutual written consent of Parent and the Company;

      (b) by either Parent or the Company if (i) the Merger shall not have been consummated (A) by the date which is ninety (90) days after the date of this Agreement, in the event that neither the Proxy Statement nor the Registration Statement is reviewed by the SEC and there is no extension of any "waiting period" or similar review period in connection with the filing of notifications required under the HSR Act or any applicable foreign competition laws or regulations in connection with the Merger or (B) by the date which is one hundred eighty (180) days after the date of this Agreement, in the event that either the Proxy Statement or the Registration Statement is reviewed by the SEC or there is any extension of any "waiting period" or similar review period in connection with the filing of notifications required under the HSR Act or any applicable foreign competition laws or regulations in connection with the Merger (such date, as determined pursuant to clause this clause (i), the "Termination Date") (unless the failure to consummate the Merger is attributable to a failure on the part of the party seeking to terminate this Agreement to perform any material obligation required to be performed by such party at or prior to the Termination Date); or (ii) a Company Shareholders' Meeting is held and the holders of Company Common Stock do not approve the Plan of Merger;

      (c) by either Parent or the Company if a court of competent jurisdiction or other Governmental Body shall have issued a final and nonappealable Order, decree or ruling, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger;

      (d) by Parent, at any time prior to the Effective Time, if a Company Triggering Event shall have occurred;

      (e) by Parent, at any time prior to the Effective Time, if (i) any of the Company's representations and warranties contained in this Agreement shall be inaccurate as of the date of this Agreement, or shall have become inaccurate as of a date subsequent to the date of this Agreement (as if made on such subsequent date), such that the condition set forth in paragraph (c) or (d) of Annex I would not be satisfied, (ii) any of the Company's covenants contained in this Agreement shall have been breached such that the condition set forth in paragraph (b) of Annex I would not be satisfied, or (iii) there shall have been a Material Adverse Effect on the Acquired Corporations;

      (f)  by the Company, at any time prior to the Effective Time, if (i) any of the representations and warranties of Parent or Merger Sub contained in this Agreement shall be inaccurate as of the date of this Agreement, or shall have become inaccurate as of a date subsequent to the date of this Agreement (as if made on such subsequent date), such that the condition set forth in paragraph (b) of Annex II would not be satisfied, (ii) any of the covenants of Parent or Merger Sub contained in this Agreement shall have been breached such that the condition set forth in paragraph (a) of Annex II would not be satisfied or (iii) there shall have been a Material Adverse Effect on Parent; or

      (g) by the Company, if, on the date which is five (5) business days prior to the date of the Company Shareholders' Meeting, all of the conditions precedent to the obligations of Parent and Merger Sub to consummate the Merger set forth, or referred to, in Sections 6.1 and 6.2 (other than Section 6.1(e)) have been satisfied or waived, and Parent has not satisfied, and the Company has agreed to waive, but Parent or Merger Sub has refused to waive, the condition set forth in Section 6.1(e).

    7.2  EFFECT OF TERMINATION.

    In the event of the termination of this Agreement as provided in Section 7.1, this Agreement shall be of no further force or effect; provided, however, that (a) this Section 7.2, Section 7.3 and Section 8 shall survive the termination of this Agreement and shall remain in full force and effect, and (b) the termination of this Agreement shall not relieve any party from any liability or damages for any willful breach of any provision contained in this Agreement.

    7.3  EXPENSES; TERMINATION FEES.

      (a) Expenses.  Except as set forth in this Section 7.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses, whether or not the Merger is consummated; provided, however, that Parent and the Company shall share equally all fees and expenses, other than attorneys' fees, incurred in connection with (i) the filing, printing and mailing of the Registration Statement and any amendments or supplements thereto and (ii) the filing of any premerger notification and report forms relating to the Merger under the HSR Act and the filing of any notice or other document under any applicable foreign antitrust law or regulation.

      (b) Company Termination Fee.

         (i) If (x) (A) this Agreement is terminated by Parent or the Company pursuant to Section 7.1(b), (B) at or prior to the time of such termination a Company Acquisition Proposal shall have been disclosed, announced, commenced, submitted or made, and

    (C) within five (5) months after such termination the Company enters into a definitive agreement related to, or consummates, a Company Acquisition Transaction with any Person, or (y) this Agreement is terminated by Parent pursuant to Section 7.1(d), then, in the case of each of (x) and (y), the Company shall pay to Parent, in cash at the applicable time specified in the next two sentences, a nonrefundable fee in the amount of Five Million Dollars ($5,000,000); provided, however, that no fee shall be payable pursuant to this Section 7.3(b)(i) in the event that prior to the Termination Date all of the conditions precedent to the obligations of Parent and Merger Sub to consummate the Merger set forth, or referred to, in Sections 6.1 and 6.2 (other than Section 6.2(c)) have been satisfied or waived, and Parent has not satisfied, and Parent or Merger Sub has refused to waive the condition set forth in Section 6.2(c). In the case of termination of this Agreement pursuant to Section 7.1(b) , the fee referred to in the previous sentence shall be paid by the Company upon the execution of such definitive agreement. In the case of termination of this Agreement by Parent pursuant to Section 7.1(d), the fee referred to in the first sentence of this Section 7.3(b)(i) shall be paid by the Company within two (2) business days after such termination.

        (ii) The parties acknowledge that the agreements contained in this Section 7.3(b) and Section 7.3(c) are an integral part of the transaction contemplated by this Agreement, and that, without these agreements, the parties would not enter into this Agreement; accordingly, if the party obligated to make a payment under Section 7.3(b) or Section 7.3(c) fails to pay in a timely manner the amounts due pursuant to this Section 7.3(b) or Section 7.3(c), as the case may be, and, in order to obtain such payment, another party makes a claim that results in a judgment against the failing party for the amounts set forth in Section 7.3(b) or Section 7.3(c), the failing party shall pay to the claiming party its costs and expenses (including attorneys' fee and expenses) in connection with such suit, together with interest on the amounts set forth in this Section 7.3(b) or Section 7.3(c), as the case may be, at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made. Payment of the fees and expenses described in this Section 7.3 shall not be in lieu of damages incurred in the event of willful breach of this Agreement.

      (c) Parent Termination Fee. If this Agreement is terminated pursuant to Section 7.1(g), then, within two (2) business days after such termination, Parent shall pay to the Company a nonrefundable fee of One Million Dollars ($1,000,000).

SECTION 8. MISCELLANEOUS PROVISIONS

    8.1  AMENDMENT.

    This Agreement may be amended with the approval of the respective Boards of Directors of the Company and Parent at any time (whether before or after approval of the Plan of Merger by the shareholders of the Company); provided, however, that after any such approval of the Plan of Merger by the Company's shareholders, no amendment shall be made which by law requires further approval of the shareholders of the Company without the further approval of such shareholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

    8.2  WAIVER.

      (a) No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

      (b) No party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

    8.3  NO SURVIVAL OF REPRESENTATIONS AND WARRANTIES.

    None of the representations, warranties or agreements contained in this Agreement or in any certificate delivered pursuant to this Agreement shall survive the Effective Time, except for agreements which by their terms survive the Effective Time. This Section 8.3 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

    8.4  ENTIRE AGREEMENT; COUNTERPARTS.

    This Agreement and that certain Confidentiality Agreement, as amended on August 23, 2001 between Parent and the Company (the "Mutual Nondisclosure Agreement") constitute the entire agreement among the parties hereto and all other prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof and thereof. To the extent that the terms of this Agreement conflict with the terms of the Mutual Nondisclosure Agreement, the terms of this Agreement shall control. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument.

    8.5  APPLICABLE LAW; JURISDICTION.

    This Agreement shall be governed by, and construed in accordance with, the Legal Requirements of the Commonwealth of Virginia, regardless of the Legal Requirements that might otherwise govern under applicable principles of conflicts of laws thereof. In any action between any of the parties arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement: (a) each of the parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Circuit Court of Fairfax County, Virginia and the United States District Court for the Eastern District of Virginia and the applicable courts for appeals therefrom; (b) if any such action is commenced in a state court, then, subject to applicable law, no party shall object to the removal of such action to any federal court located in the Commonwealth of Virginia; (c) each of the parties irrevocably waives the right to trial by jury; and (d) each of the parties irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address at which such party is to receive notice in accordance with Section 8.8.

    8.6  ATTORNEYS' FEES.

    In any action at law or suit in equity to enforce this Agreement or the rights of any of the parties hereunder, the prevailing party in such action or suit shall be entitled to receive a reasonable sum for its attorneys' fees and all other reasonable costs and expenses incurred in such action or suit.

    8.7  ASSIGNABILITY; THIRD PARTY BENEFICIARIES.

    This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors and permitted assigns; provided, however, that neither this Agreement nor any of the Company's rights hereunder may be assigned by the Company without the prior written consent of Parent, and any attempted assignment of this Agreement or any of such rights by the Company without such consent shall be void and of no effect; provided, further, however, that, except for assignments by Merger Sub to a wholly owned Subsidiary of Parent, neither this Agreement nor any of Parent's or Merger Sub's rights hereunder may be assigned by Parent or Merger Sub without the prior written consent of the Company, and any attempted assignment of this Agreement or any of such rights by the Company without such consent shall be void and of no effect. Except as provided in Section 5.6, nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the parties hereto) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

    8.8  NOTICES.

    Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when actually delivered (by hand, by registered mail, by courier or express delivery service or by facsimile) to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto); provided, however, that a written notice delivered via facsimile shall be deemed delivered only if at the time of, or shortly after, such facsimile transmission the party giving the notice confirms by telephone the actual receipt by the other party of such facsimile transmission:

If to Parent or Merger Sub:
The Titan Corporation 3033 Science Park Road San Diego, California 92121 Facsimile No.: (619) 552-9759
Attention:	Nicholas J. Costanza, Esq.
with a copy to (which copy shall not constitute notice hereunder):
Hogan & Hartson L.L.P. 8300 Greensboro Drive Suite 1100 McLean, Virginia 22102 Facsimile No. (703) 610-6200
Attention:	Richard K. A. Becker, Esq. Robert A. Welp, Esq.

If to the Company:
BTG, Inc. 3877 Fairfax Ridge Road Fairfax, Virginia 22030 Facsimile No.: (703) 383-4025
Attention:	Deborah Fox, Esq.
with a copy to (which copy shall not constitute notice hereunder):
Venable, Baetjer and Howard, LLP 2010 Corporate Ridge, Suite 400 McLean, VA 22102 Facsimile No. (703) 821-8949
Attention:	Elizabeth R. Hughes, Esq. Joseph Schmelter, Esq.

    8.9  COOPERATION.

    The parties agree to cooperate fully with each other and to execute and deliver such further documents, certificates, agreements and instruments and to take such other actions as may be reasonably requested by the other party to evidence or reflect the transactions contemplated by this Agreement and to carry out the intent and purposes of this Agreement.

    8.10  CONSTRUCTION.

      (a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

      (b) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

      (c) As used in this Agreement, the words "include" and "including," and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words "without limitation."

      (d) Except as otherwise indicated, all references in this Agreement to "Sections" and "Exhibits" are intended to refer to Sections of this Agreement and Exhibits to this Agreement.

    IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

THE TITAN CORPORATION
By:	/s/ ERIC M. DEMARCO
Name:	Eric M. DeMarco
Title:	Executive Vice President and Chief Operating Officer
T T ACQUISITION CORP.
By:	/s/ ERIC M. DEMARCO
Name:	Eric M. DeMarco
Title:	Executive Vice President and Chief Operating Officer
BTG, INC.
By:	/s/ DR. EDWARD M. BERSOFF
Name:	Dr. Edward M. Bersoff
Title:	President and Chief Executive Officer

EXHIBIT A
CERTAIN DEFINITIONS

    For purposes of the Agreement (including this Exhibit A):

    "Acquired Corporation Contract" shall mean any Contract: (a) to which any of the Acquired Corporations is a party; (b) by which any of the Acquired Corporations or any asset of any of the Acquired Corporations is or may become bound or under which any of the Acquired Corporations has, or may become subject to, any obligation; or (c) under which any of the Acquired Corporations has or may acquire any right or interest.

    "Acquired Corporation Proprietary Asset" shall mean any Proprietary Asset owned by or licensed to any of the Acquired Corporations or otherwise used by any of the Acquired Corporations.

    "Acquired Corporations" is defined in Section 2.1 to this Agreement.

    "Agreement" is defined in the Preamble to this Agreement.

    "Articles of Merger" is defined in Section 1.3 to this Agreement.

    "Average Parent Trading Price" is defined in Section 1.5(a) to this Agreement.

    "Closing" is defined in Section 1.3 to this Agreement.

    "Closing Date" is defined in Section 1.3 to this Agreement.

    "Code" is defined in the Recitals to this Agreement.

    "Company" is defined in the Preamble to this Agreement.

    "Company Acquisition Proposal" shall mean any offer, proposal, inquiry or indication of interest received from a third party (other than an offer, proposal, inquiry or indication of interest by Parent) contemplating or otherwise relating to any Company Acquisition Transaction.

    "Company Acquisition Transaction" shall mean any transaction or series of transactions involving:

    (a) any merger, consolidation, share exchange, business combination, issuance of securities, direct or indirect acquisition of securities, tender offer, exchange offer or other similar transaction in which (i) any of the Acquired Corporations is a constituent corporation, (ii) a Person or "Group" (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires beneficial or record ownership of securities representing more than 20% of the outstanding securities of any class of voting securities of any of the Acquired Corporations, or (iii) any of the Acquired Corporations issues securities representing more than 20% of the outstanding securities of any class of voting securities of any of the Acquired Corporations;

    (b) any direct or indirect sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or of assets or rights that constitute or account for 20% or more of the consolidated net revenues, net income or assets of the Acquired Corporations; or

    (c) any liquidation or dissolution of any of the Acquired Corporations.

    "Company Balance Sheet" is defined in Section 2.4(b) to this Agreement.

    "Company Balance Sheet Date" is defined in Section 2.4(b) to this Agreement.

    "Company Common Stock" shall mean the Common Stock, no par value, of the Company, including the associated Rights.

    "Company Disclosure Schedule" is defined in Section 2 to this Agreement.

    "Company Employee Plans" is defined in Section 2.12(a) to this Agreement.

    "Company ESPP" is defined in Section 2.3(b) to this Agreement.

    "Company Financial Statements" is defined in Section 2.4(b) to this Agreement.

    "Company Material Contract" is defined in Section 2.7(a) to this Agreement.

    "Company Options" is defined in Section 2.3(b) to this Agreement.

    "Company Organization Documents" is defined in Section 2.1 to this Agreement.

    "Company Preferred Stock" shall mean the authorized preferred stock of the Company, 982,500 shares of which have no par value per share, and 17,500 shares of which have been designated as Class A Preferred Stock, par value $0.01 per share.

    "Company SEC Documents" is defined in Section 2.4(a) to this Agreement.

    "Company Shareholders' Meeting" is defined in Section 5.2(a) to this Agreement.

    "Company Stock Certificate" is defined in Section 1.6 to this Agreement.

    "Company Stock Option Plans" shall mean the BTG, Inc. 1995 Employee Stock Option Plan as amended, the BTG, Inc. Second Amended and Restated Directors Stock Option Plan as of December 7, 1998, as amended, and all stock option agreements evidencing option grants under each of the foregoing stock option plans.

    "Company Stock Rights" is defined in Section 2.3(c) to this Agreement.

    "Company Superior Offer" shall mean an unsolicited, bona fide written offer made by a third party for a merger, consolidation, business combination, sale of substantial assets, sale of shares of capital stock (including without limitation by way of a tender offer) or similar transaction with respect to the Company on terms that the Board of Directors of the Company determines, in good faith, after consultation with outside legal counsel and Quarterdeck or another nationally recognized independent financial advisor, if accepted, is reasonably likely to be consummated, taking into account all legal, financial and regulatory aspects of the offer and the Person making the offer, and would, if consummated, be in the best interests of the Company when compared to the Merger; provided, however, that any such offer shall not be deemed to be a "Company Superior Offer" if any financing required to consummate the transaction contemplated by such offer is not committed or is not, in the good faith judgment of the Company, reasonably capable of being obtained by such third party on a timely basis.

    "Company Tax Returns" is defined in Section 2.11(d) to this Agreement.

    A "Company Triggering Event" shall be deemed to have occurred if: (i) the Board of Directors of the Company shall have failed to recommend that the Company shareholders vote to adopt and approve this Agreement and the Plan of Merger, or shall have withdrawn or modified in a manner adverse to Parent or Merger Sub the Recommendations or shall otherwise have made a disclosure to the Company shareholders or a public announcement that makes it reasonably apparent that, absent the restriction contained in Section 4.3, the Board of Directors of the Company would so withdraw, modify or amend any of its Recommendations; (ii) the Company shall have failed to include the Recommendations in the Registration Statement or the Proxy Statement; (iii) the Board of Directors of the Company fails to reaffirm in writing the Recommendations, or fails to reaffirm in writing its determination that the Merger is in the best interests of the Company, within five (5) business days after Parent requests in writing that such recommendation or determination be reaffirmed; provided, that, the Board of Directors will only be required to reaffirm in writing such Recommendations or determinations on one (1) occasion in the absence of a Company Acquisition Proposal; (iv) the Board of Directors of the Company shall have approved, endorsed or recommended any Company Acquisition Proposal or shall have resolved or announced an intention to do so; (v) the Company shall have entered into any letter of intent or similar document or any Contract relating to any Company Acquisition Proposal; (vi) a tender or exchange offer relating to securities of the Company shall have been commenced and the Company shall have recommended such offer or shall not have sent to its

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securityholders, within ten (10) business days after the commencement of such tender or exchange offer, a statement disclosing that the Company recommends rejection of such tender or exchange offer, it being understood that taking no position or indicating its inability to take a position does not constitute recommending a rejection of such tender or exchange offer, (vii) a Company Acquisition Proposal is publicly announced, and the Company (A) fails to issue a press release announcing its opposition to such Company Acquisition Proposal within five business days after such Company Acquisition Proposal is announced or (B) otherwise fails to actively oppose such Company Acquisition Proposal, or (viii) the Company breaches its obligations under Section 4.3 of this Agreement, except for any inadvertent breach of any notice provision contained in Section 4.3 which breach has been cured within twenty-four (24) hours of its occurrence.

    "Consent" shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

    "Continuing Employees" is defined in Section 5.5 to this Agreement.

    "Contract" shall mean any written, oral or other agreement, contract, subcontract, lease, understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature.

    "Director ESPP" is defined in Section 2.3(b) to this Agreement.

    "Director Option Plan" is defined in Section 2.3(b) to this Agreement.

    "Director Options" is defined in Section 2.3(b) to this Agreement.

    "Effective Time" is defined in Section 1.3 to this Agreement.

    "Employee Option Plan" is defined in Section 2.3(b) to this Agreement.

    "Employee Options" is defined in Section 2.3(b) to this Agreement.

    "Encumbrance" shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

    "Entity" shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

    "Environmental Law" is defined in Section 2.13(b)(i) to this Agreement.

    "ERISA" is defined in Section 2.12(a) to this Agreement.

    "ERISA Affiliates" is defined in Section 2.12(a) to this Agreement.

    "ESPP Plans" is defined in Section 2.3(b) to this Agreement.

    "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, and the regulations promulgated thereunder.

    "Exchange Agent" is defined in Section 1.7(a) to this Agreement.

    "Exchange Fund" is defined in Section 1.7(a) to this Agreement.

    "Exchange Ratio" is defined in Section 1.5(a) to this Agreement.

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    "Excluded Shares" shall mean any shares of Company Common Stock held as of the Effective Time (a) by Parent, Merger Sub or any Subsidiary of Parent or Merger Sub or (b) by any Subsidiary of the Company.

    "GAAP" is defined in Section 2.4(b) to this Agreement.

    "Government Bid" shall mean any quotation, bid or proposal submitted to the U.S. Government or any proposed prime contractor or higher-tier subcontractor of the U.S. Government.

    "Government Contract" shall mean, with respect to any party, any prime contract, subcontract, teaming agreement or arrangement, joint venture, basic ordering agreement, pricing agreement, letter contract, purchase order, delivery order, change order, Government Bid or other arrangement of any kind between such party or any of its Subsidiaries and (i) the U.S. Government (acting on its own behalf or on behalf of another country or international organization), (ii) any prime contractor of the U.S. Government or (iii) any subcontractor with respect to any contract of a type described in clauses (i) or (ii) above.

    "Governmental Authorization" shall mean any: (a) permit, license, certificate, franchise, permission, variance, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.

    "Governmental Body" shall mean any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; or (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or Entity and any court or other tribunal).

    "Hazardous Materials" is defined in Section 2.13(b)(ii) to this Agreement.

    "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations promulgated thereunder.

    "Indemnified Persons" is defined in Section 5.6(a) to this Agreement.

    "knowledge" (i) with respect to the Company, shall mean the knowledge of any officer of the Acquired Corporations in the position of group vice president or above, or of the head of contracts administration and (ii) with respect to Parent, shall mean the knowledge of any officer of Parent in the position of senior vice president or above.

    "Leave ESPP" is defined in Section 2.3(b) to this Agreement.

    "Legal Proceeding" shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

    "Legal Requirement" shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (or under the authority of the NYSE, NASD or Nasdaq), including, without limitation, any Environmental Law.

    "Liability" means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

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    An event, violation, inaccuracy, circumstance or other matter will be deemed to have a "Material Adverse Effect" on, or shall be deemed to be "material" to, the Acquired Corporations, taken as a whole, if such event, violation, inaccuracy, circumstance or other matter (considered together with all other matters that would constitute exceptions to the representations and warranties set forth in the Agreement but for the presence of "Material Adverse Effect" or other materiality qualifications, or any similar qualifications, in such representations and warranties) had or could reasonably be expected to have or give rise to (i) a material adverse effect on the business, condition, capitalization, assets, liabilities, operations or financial performance of the Acquired Corporations taken as a whole, (ii) a material adverse effect on the ability of the Company to consummate the Merger or any of the other transactions contemplated by this Agreement or to perform any of its obligations under this Agreement prior to the Termination Date, or (iii) a material adverse effect on Parent's ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the Surviving Corporation; provided, however, that for purposes of clause (i) above, in no event shall any of the following, alone or in combination, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has been or will be, a Material Adverse Effect on the Acquired Corporations: (A) any event, circumstance or other matter resulting from the announcement or pendency of the Merger, (B) any change in the Company's stock price or trading volume, in and of itself, (C) any event, circumstance or other matter that results from changes affecting any of the industries in which the Acquired Corporations operate generally or the United States economy generally (which changes in each case do not disproportionately affect the Acquired Corporations in any material respect), and (D) any event, circumstance or other matter that results from changes affecting general worldwide economic or capital market conditions (which changes in each case do not disproportionately affect the Acquired Corporations in any material respect). An event, violation, inaccuracy, circumstance or other matter will be deemed to have a "Material Adverse Effect" on, or shall be deemed to be "material" to, Parent if such event, violation, inaccuracy, circumstance or other matter (considered together with all other matters that would constitute exceptions to the representations and warranties set forth in the Agreement but for the presence of "Material Adverse Effect" or other materiality qualifications, or any similar qualifications, in such representations and warranties) had or could reasonably be expected to have or give rise to (i) a material adverse effect on the business, condition, capitalization, assets, liabilities, operations or financial performance of Parent and its Significant Subsidiaries taken as a whole or (ii) a material adverse effect on the ability of Parent to consummate the Merger or any of the other transactions contemplated by this Agreement or to perform any of its obligations under this Agreement prior to the Termination Date; provided, however, that for purposes of clause (i) above, in no event shall any of the following, alone or in combination, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has been or will be, a Material Adverse Effect on Parent: (A) any event, circumstance or other matter resulting from the announcement or pendency of the Merger, (B) any change in Parent's stock price or trading volume, in and of itself, (C) any event, circumstance or other matter that results from changes affecting any of the industries in which Parent and its Significant Subsidiaries operate generally or the United States economy generally (which changes in each case do not disproportionately affect Parent and its Significant Subsidiaries in any material respect), and (D) any event, circumstance or other matter that results from changes affecting general worldwide economic or capital market conditions (which changes in each case do not disproportionately affect Parent and its Significant Subsidiaries in any material respect).

    "Merger" is defined in the Recitals to this Agreement.

    "Merger Consideration" is defined in Section 1.5(a)(i) to this Agreement.

    "Merger Sub" is defined in the Preamble to this Agreement.

    "Mutual Nondisclosure Agreement" is defined in Section 8.4 to this Agreement.

A–5

    "NASD" shall mean the National Association of Securities Dealers, Inc.

    "Nasdaq" shall mean the National Association of Securities Dealers automated quotation system.

    "NYSE" is defined in Section 1.5(a) to this Agreement.

    "Order" shall mean any: (a) order, judgment, injunction, edict, decree, ruling, pronouncement, determination, decision, opinion, verdict, sentence, subpoena, writ or award issued, made, entered, rendered or otherwise put into effect by or under the authority of any court, administrative agency or other Governmental Body or any arbitrator or arbitration panel; or (b) Contract with any Governmental Body entered into in connection with any Legal Proceeding.

    "Parent" is defined in the Preamble to this Agreement.

    "Parent Balance Sheet Date" shall mean March 31, 2001.

    "Parent Common Stock" shall mean the Common Stock, $0.01 par value per share, of Parent, including the associated rights to purchase capital stock of Parent pursuant to and in accordance with the Rights Agreement, dated as of August 21, 1995, between The Titan Corporation and American Stock Transfer and Trust Company.

    "Parent Contract" shall mean any Contract: (a) to which Parent or any Subsidiary of Parent is a party; (b) by which Parent or any Subsidiary of Parent or any asset of Parent or any Subsidiary of Parent is or may become bound or under which Parent or any Subsidiary of Parent has, or may become subject to, any obligation; or (c) under which Parent or any Subsidiary of Parent has or may acquire any right or interest.

    "Parent Credit Agreement" shall mean that certain Senior Secured Credit Agreement dated as of February 23, 2000, among The Titan Corporation, as the Borrower, various financial institutions from time to time parties thereto, as the Lenders, Credit Suisse First Boston, as Lead Arranger and as Administrative Agent, First Union Securities, Inc., as Co-Arranger and as Syndication Agent, and the Bank of Nova Scotia, as the Documentation Agent, as amended by First Amendment dated June 1, 2000, as further amended by Second Amendment dated June 22, 2000, as further amended by Third Amendment dated August 22, 2000, as further amended by Fourth Amendment dated November 20, 2000, as amended.

    "Parent Cumulative Preferred Stock" shall mean the Cumulative Convertible Preferred Stock, $1.00 par value, of Parent.

    "Parent Disclosure Schedule" is defined in Section 3 to this Agreement.

    "Parent Financial Statements" is defined in Section 3.4(b) to this Agreement.

    "Parent Organization Documents" is defined in Section 3.1 to this Agreement.

    "Parent Preferred Stock" shall mean the Parent Cumulative Preferred Stock and Parent Series A Preferred Stock.

    "Parent SEC Documents" is defined in Section 3.4(a) to this Agreement.

    "Parent Series A Preferred Stock" shall mean the Series A Junior Participating Preferred Stock, $1.00 par value, of Parent.

    "Person" shall mean any individual, Entity or Governmental Body.

    "Plan of Merger" shall mean the plan of merger of Merger Sub with and into the Company attached to this Agreement as Exhibit B.

    "Pre-Closing Period" is defined in Section 4.1 to this Agreement.

A–6

    "Proprietary Asset" shall mean any: (a) patent, patent application, trademark (whether registered or unregistered), trademark application, trade name, fictitious business name, service mark (whether registered or unregistered), service mark application, copyright (whether registered or unregistered), domain name, copyright application, copyright registration, maskwork, maskwork application, trade secret, know-how, customer list, franchise, system, computer software, source code, algorithm, invention, design, blueprint, engineering drawing, proprietary product, technology, proprietary right or other intellectual property right or intangible asset; or (b) right to use or exploit any of the foregoing.

    "Proxy Statement" is defined in Section 5.1 to this Agreement.

    "Quarterdeck" means Quarterdeck Investment Partners, LLC.

    "Recommendations" is defined in Section 2.2 to this Agreement.

    "Registration Statement" is defined in Section 5.1 to this Agreement.

    "Representatives" shall mean officers, directors, employees, agents, attorneys, accountants, advisors, consultants and representatives.

    "Rights" shall mean all outstanding rights to purchase capital stock of the Company pursuant to and in accordance with the Rights Agreement.

    "Rights Agreement" shall mean the Rights Agreement, between the Company and First Union National Bank dated as of September 16, 1998, as amended.

    "SEC" shall mean the U.S. Securities and Exchange Commission.

    "Securities Act" shall mean the Securities Act of 1933, as amended and the regulations promulgated thereunder.

    "Shareholders" is defined in the Recitals to this Agreement.

    "Shares" is defined in Section 1.6 to this Agreement.

    "Significant Subsidiaries" of Parent shall mean Cayenta, Inc., SureBeam Corporation, Titan Systems Corporation and Titan Wireless, Inc.

    An entity shall be deemed to be a "Subsidiary" of another Person if such Person directly or indirectly owns, beneficially or of record, (a) an amount of voting securities of other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity's board of directors or other governing body, or (b) at least 50% of the outstanding equity or financial interests of such Entity.

    "Surviving Corporation" is defined in Section 1.1 to this Agreement.

    "Takeover Laws" means any "Moratorium," "Control Share Acquisition," "Fair Price," "Supermajority," "Affiliate Transactions," or "Business Combination Statute or Regulation" or other similar state antitakeover laws and regulations.

    "Tax" shall mean any tax (including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax or payroll tax), levy, assessment, tariff, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty or interest), imposed, assessed or collected by or under the authority of any Governmental Body.

    "Tax Return" shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in

A–7

connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

    "Tax Value" is defined in Section 1.5(a) to this Agreement.

    "Termination Date" is defined in Section 7.1(b) to this Agreement.

    "U.S. Government" shall mean the federal government of the United States of America and any of its branches and instrumentalities, including its departments, agencies, bureaus, commissions, boards, courts, corporations, offices, and other entities, and any divisions or units thereof.

    "Value of the Merger Consideration" is defined in Section 1.5(a) to this Agreement.

    "Voting Agreement" is defined in the Recitals to this Agreement.

    "VSCA" is defined in the Recitals to this Agreement.

A–8

Annex I

    (1) The applicable waiting period under the HSR Act shall have expired or been terminated, (2) any applicable waiting periods, consents or clearances under foreign antitrust laws shall have expired, been terminated or been obtained, (3) Parent shall have received, and Hogan & Hartson L.L.P. shall not have subsequently rescinded, an opinion of Hogan & Hartson L.L.P., in form and substance reasonably satisfactory to Parent and to the Company, on the basis of customary facts, representations and assumptions set forth in such opinion, to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, provided, however, that if Hogan & Hartson L.L.P. does not render such opinion or withdraws or modifies such opinion, this condition shall nonetheless be deemed satisfied if Venable, Baetjer and Howard, LLP renders such opinion to Parent, (4) the Company shall have received, and Venable, Baetjer and Howard, LLP shall not have subsequently rescinded, an opinion of Venable, Baetjer and Howard, LLP in form and substance reasonably satisfactory to Parent and to the Company, on the basis of customary facts, representations and assumptions set forth in such opinion, to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code; provided, however, that if Venable, Baetjer and Howard, LLP does not render such opinion or withdraws or modifies such opinion, this condition shall nonetheless be deemed satisfied if Hogan & Hartson L.L.P. renders such opinion to the Company or (5) at any time on or after the date of the Agreement and prior to the Effective Time, none of the following conditions shall have occurred or exist and be continuing:

      (a) there shall be pending or threatened any Legal Proceeding in which a Governmental Body is: (i) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement; (ii) seeking to obtain from Merger Sub, Parent or any of its Subsidiaries in a Legal Proceeding relating to the Merger any monies that may be material to Parent; (iii) seeking to prohibit or limit in any material respect Merger Sub's or Parent's ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the Surviving Corporation; (iv) seeking to materially and adversely affect the right of Parent, the Surviving Corporation or any Subsidiary of Parent to own the assets or operate the business of the Acquired Corporations; (v) seeking to compel Parent or the Company, or any Subsidiary of Parent or the Company, to dispose of or hold separate any material assets, as a result of the Merger or any of the other transactions contemplated by this Agreement; (vi) seeking to obligate the Company, Parent or their respective Subsidiaries to pay material monies or otherwise become subject to material adverse consequences in connection with any of the transactions contemplated by the Agreement; or (vii) seeking to take any other action which could otherwise have or reasonably be expected to have, a Material Adverse Effect on the Acquired Corporations or, as a result of the transactions contemplated by the Agreement, a Material Adverse Effect on Parent;

      (b) the Company shall have materially breached any of its covenants, obligations or agreements under the Agreement;

      (c) (i) the representations and warranties of the Company contained in this Agreement (except those set forth in Section 2.3 or Section 2.4) not qualified with any "materiality" or "Material Adverse Effect" qualifiers shall not have been accurate in all material respects, or (ii) the representations and warranties of the Company contained in this Agreement (except those set forth in Section 2.3 or Section 2.4) qualified with any "materiality" or "Material Adverse Effect" qualifiers shall not have been accurate in all respects, in the case of each of (i) and (ii) above, as of the date of this Agreement and as of the date of the Effective Time; except to the extent such representations and warranties speak as of an earlier date, in which case such representations and warranties shall not have been accurate as of such date in all material respects, in the case of (i) above, or in all respects, in the case of (ii) above;

      (d) the representations and warranties of the Company contained in Section 2.3 and Section 2.4 of the Agreement shall not have been true and correct in all respects as of the date of the Agreement and as of the Effective Time, except to the extent such representations and warranties speak as of an earlier date, in which case such representations and warranties shall not have been true and correct in all respects as of such date; or

      (e) there shall have been a Material Adverse Effect on the Acquired Corporations.

    The foregoing conditions are for the sole benefit of Parent and Merger Sub and may, subject to the terms of the Agreement, be waived by Parent and Merger Sub, in whole or in part at any time and from time to time, in the sole discretion of Parent and Merger Sub. The failure by Parent and Merger Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

Annex I–2

Annex II

    (1) The applicable waiting period under the HSR Act shall have expired or been terminated, (2) any applicable waiting periods, consents or clearances under foreign antitrust laws shall have expired, been terminated or been obtained, (3) Parent shall have received, and Hogan & Hartson L.L.P. shall not have subsequently rescinded, an opinion of Hogan & Hartson L.L.P., in form and substance reasonably satisfactory to Parent and to the Company, on the basis of customary facts, representations and assumptions set forth in such opinion, to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, provided, however, that if Hogan & Hartson L.L.P. does not render such opinion or withdraws or modifies such opinion, this condition shall nonetheless be deemed satisfied if Venable, Baetjer and Howard, LLP renders such opinion to Parent, (4) the Company shall have received, and Venable, Baetjer and Howard, LLP shall not have subsequently rescinded, an opinion of Venable, Baetjer and Howard, LLP in form and substance reasonably satisfactory to Parent and to the Company, on the basis of customary facts, representations and assumptions set forth in such opinion, to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code; provided, however, that if Venable, Baetjer and Howard, LLP does not render such opinion or withdraws or modifies such opinion, this condition shall nonetheless be deemed satisfied if Hogan & Hartson L.L.P. renders such opinion to the Company or (5) at any time on or after the date of the Agreement and prior to the Effective Time, none of the following conditions shall have occurred or exist and be continuing:

      (a) Parent or Merger Sub shall have materially breached any of its covenants, obligations or agreements under the Agreement;

      (b) (i) the representations and warranties of Parent and Merger Sub contained in this Agreement not qualified with any "materiality" or "Material Adverse Effect" qualifiers shall not have been accurate in all material respects, or (ii) the representations and warranties of Parent and Merger Sub contained in this Agreement qualified with any "materiality" or "Material Adverse Effect" qualifiers shall not have been accurate in all respects, in the case of each of (i) and (ii) above, as of the date of this Agreement and as of the date of the Effective Time; except to the extent such representations and warranties speak as of an earlier date, in which case such representations and warranties shall not have been accurate as of such date in all material respects, in the case of (i) above, or in all respects, in the case of (ii) above; or

      (c) there shall have been a Material Adverse Effect on the Parent.

    The foregoing conditions are for the sole benefit of the Company and may, subject to the terms of the Agreement, be waived by the Company, in whole or in part at any time and from time to time, in the sole discretion of the Company. The failure by the Company at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

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TABLE OF CONTENTS
AGREEMENT AND PLAN OF REORGANIZATION
RECITALS
AGREEMENT
EXHIBIT A CERTAIN DEFINITIONS
Annex I
Annex II